Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VG HOLDING CORP.,

WHI MERGER CORPORATION,

ELECTRONIC ARTS INC.,

THE STOCKHOLDERS THAT ARE SIGNATORIES HERETO,

AND WITH RESPECT TO ARTICLES VII AND IX ONLY

ELEVATION MANAGEMENT, LLC,

AS STOCKHOLDER REPRESENTATIVE

Dated as of October 11, 2007

-i-

(continued)

-ii-

(continued)

* * * * *

-iii-

INDEX OF EXHIBITS

Exhibit	Description

A	Form of Stockholder Written Consent
B	Employees Signing Management Retention Agreements
C	Form of Loan Agreement
D	Form of Certificate of Merger
E	Form of Surviving Corporation Certificate of Incorporation
F	Form of Letter of Transmittal
G	Form of Officer and Director Resignation Letters
H	Form of Stock Option Agreement
I	Form of Amendment to Escrow Agreement and Combination Agreement
J	Form of Joinder

Schedules

1.2	Identified Consent
1.6(a)(i)	Knowledge
1.6(a)(ii)	Material Adverse Effect
4.1	Interim Covenants
4.1(b)	Lease Terms
4.1(j)	Open Staffing Positions and Near-Term Staffing Projections
4.1(k)	Retention Bonus Payments
4.1(u)	Capital Expense Budget
4.2	Consent Procedure
5.10	Terminated Agreements
7.1	Surviving Representations
7.2(e)	Identified Indemnification Matters

-iv-

INDEX OF DEFINED TERMS

Term	Section	Page
116 Withheld Amount	5.23(b)	47
280G Approval	5.1(c)	38
Action	1.6(a)	3
Affiliate	1.6(a)	3
Affiliated Person	2.16	30
Agreement	Preamble	1
Articles of Amendment of Exchangeco	1.6(a)	3
Balance Sheet	2.3(a)	17
BioWare Combination Agreement	1.6(a)	3
Business	2.10(a)(xiii)	26
Business Day(s)	1.6(a)	3
Callco	Recitals	1
Certificate of Merger	1.2	2
Claim Date	7.3(a)	52
Closing	1.2	2
Closing Date	1.2	2
Code	1.6(a)	3
Commitment	1.6(a)	3
Common Consideration	1.6(a)	4
Common Consideration Per Share	1.6(a)	4
Company	Preamble	1
Company Capital Stock	1.6(a)	4
Company Common Stock	1.6(a)	4
Company Controlled Intellectual Property	1.6(a)	4
Company Employees	2.14(a)	28
Company Intellectual Property	1.6(a)	4
Company Options	1.6(a)	4
Company Preferred Stock	1.6(a)	4
Company Products	2.9(p)	24
Company Registered Intellectual Property	1.6(a)	4
Company Stock Certificates	1.8(c)	13
Company Stockholder	1.6(a)	5
Company Warrants	1.6(a)	5
Confidential Disclosure Agreement	5.3	39
Continuing Employee	1.6(a)	5
Continuing Employees	1.6(a)	5
Contract	1.6(a)	5
Controlled Group Liability	1.6(a)	5
D&O Indemnified Parties	5.19(a)	45
Delaware Law	1.1	2
Development Tools	2.9(q)	24
Director and Officer Resignation Letter	5.11	42
Disclosing Party	1.6(a)	5
Disclosure Letter	Article II	15
Dissenting Share Payments	1.7(c)	13

-v-

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Dissenting Shares	1.7(a)	12
Dollars	1.6(a)	5
	$1.6(a)	5
Drag-Along Rights	1.6(a)	5
Effective Time	1.2	2
Eligible Holders of Exchangeable Shares	5.18(b)	44
Encumbrance	1.6(a)	5
Enforceable	1.6(a)	5
Environmental, Health and Safety Requirements	1.6(a)	5
Equity Interests	1.6(a)	6
ERISA	1.6(a)	6
Escrow Agreement	5.18(c)	45
Escrow and Combination Agreement Amendment	5.18(c)	45
Estimated Third Party Expenses	1.6(a)	6
Excess Third Party Expenses	7.2(c)	52
Exchange	5.18(a)	44
Exchangeable Share Provisions	1.6(a)	6
Exchangeable Shares	1.6(a)	6
Exchange Agent	1.8(a)	13
Exchangeco	Recitals	1
Exchange Documents	1.8(c)	13
Exchange Notice	5.18(a)	44
Exchange Ratio	1.6(a)	6
Exercise Price Amount	1.6(a)	6
Financial Statements	2.3(a)	17
FIRPTA Compliance Certificate	5.14	43
GAAP	1.6(a)	6
Governmental Authority	1.6(a)	6
HSR Act	1.6(a)	6
Indebtedness	1.6(a)	6
Indemnifiable Matters	7.2	51
Indemnified Parties	7.2	51
Indemnifying Parties	1.6(a)	6
Initial Stockholder Consent	Recitals	1
Intellectual Property	1.6(a)	6
In-the-Money Company Option	1.6(a)	7
In-the-Money Company Warrant	1.6(a)	7
IP Contracts	2.9(g)	22
Knowledge	1.6(a)	7
Known	1.6(a)	7
Law	1.6(a)	7
Leases	2.8	21
Letter of Transmittal	1.8(c)	13
Liabilities	1.6(a)	7
Loan Agreement	Recitals	1
Loss	7.2	51

-vi-

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Losses	7.2	51
Management Agreement	1.6(a)	7
Management Retention Agreements	Recitals	1
Material Adverse Effect	1.6(a)	7
Material Contract	2.10(a)	25
Merger	Recitals	1
Negotiation Period	7.3(c)(i)	53
Non-Resident Exchangeable Shareholder	5.23(a)	47
Non-Resident Exchangeable Shareholder Purchase Price	5.23(a)	47
Objection Deadline	7.3(b)(i)	52
Objection Notice	7.3(b)(i)	52
Officer’s Certificate	7.3(a)	52
Orders	1.6(a)	7
Ordinary Course of Business	1.6(a)	7
Organizational Documents	1.6(a)	7
Pandemic Contribution Agreement	1.6(a)	8
Parent	Preamble	1
Parent Common Stock	1.6(a)	8
Parent Stock Price	1.6(a)	8
Patent Rights	1.6(a)	8
Payable Claim	7.3(d)	53
Payoff Amount	1.6(a)	8
Payoff Letters	1.6(a)	8
Permit	1.6(a)	8
Permitted Encumbrance	1.6(a)	8
Per Option Spread Amount	1.6(a)	8
Person	1.6(a)	9
Personal Information	1.6(a)	9
Per Warrant Spread Amount	1.6(a)	9
Plans	2.14(a)	28
Pro Rata Share	7.2	52
Publisher	1.6(a)	9
Publisher Intellectual Property	1.6(a)	9
Receivables	1.6(a)	9
Recipient	1.6(a)	9
Reference Date	1.6(a)	9
Related Agreements	1.6(a)	9
Relevant Persons	9.6(a)	59
Requisite Stockholder Approval	2.20	31
Resolved Claims	7.3(c)(iv)	53
Retention Bonus Payments	4.1(k)	37
SEC	Recitals	1
Series A Preferred Preference	1.6(a)	9
Series A Preferred Preference Per Share	1.6(a)	9
Series B Preferred Preference	1.6(a)	9
Series B Preferred Preference Per Share	1.6(a)	9

-vii-

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Series C Preferred Preference	1.6(a)	10
Series C Preferred Preference Per Share	1.6(a)	10
Series A Preferred Stock	1.6(a)	10
Series B Preferred Stock	1.6(a)	10
Series C Preferred Stock	1.6(a)	10
Settled Claims	7.3(c)(i)	53
Significant Distributor	2.21	32
Soliciting Materials	5.1(d)	39
Spreadsheet	5.13	43
Statement of Expenses	5.12	42
Stockholder Claims	9.6(a)	59
Stockholder Parties	Preamble	1
Stockholder Representative	Preamble	1
Stockholders Agreement	5.20	46
Stockholder Signatories	Preamble	1
Stockholder Written Consent	Recitals	1
Sub	Preamble	1
subsidiary	1.6(a)	10
Surviving Corporation	1.1	2
Surviving Representations	7.1	51
Tax	1.6(a)	10
Tax Incentive	2.7(l)	20
Tax Return	1.6(a)	10
Tender Offer	5.18(b)	44
Terminated Agreements	5.10	42
Third-Party Claim	7.4	53
Third Party Expenses	5.12	42
Threatened	1.6(a)	10
Total Consideration	1.6(a)	10
Transfer	5.20	46
ULC	5.22	47
Unobjected Claim	7.3(b)(ii)	53
Unresolved Claim	7.3(d)	53
WARN Act	2.13	28

* * * * *

-viii-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 11, 2007 by and among Electronic Arts Inc., a Delaware corporation (“Parent”), WHI Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), VG Holding Corp., a Delaware corporation (the “Company”), each of the stockholders of the Company and holders of Exchangeable Shares who have signed the signature page hereto as of the date hereof (the “Stockholder Signatories”) or who executes and delivers a Joinder (as defined herein) after the date hereof (the “Joinder Parties” and collectively with the Stockholder Signatories, the “Stockholder Parties”) and with respect to Article VII and Article IX only, Elevation Management, LLC as Stockholder Representative (the “Stockholder Representative”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

C. Immediately following the execution and delivery of this Agreement by the parties hereto and as a material inducement to Parent and Sub to enter into this Agreement, the Company shall obtain and shall deliver to Parent a true, correct and complete copy of an Action by Written Consent (the “Initial Stockholder Consent”), evidencing the approval of the Merger, the adoption of this Agreement and the approval of the transactions contemplated hereby, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by certain stockholders constituting the Requisite Stockholder Approval (as defined below).

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, (i) the Company Employees (as defined below) identified on Exhibit B have entered into management retention arrangements with Parent or a subsidiary thereof (the “Management Retention Agreements”), and (ii) Parent and the Company have entered into a co-publishing agreement for the video game “Saboteur”.

E. The Company will assist Parent in causing the Company or the Company’s subsidiary, VG Canada Holding Corp. (“Callco”), to conduct an offer, promptly following the execution of this Agreement, to purchase the unvested exchangeable shares of the Company’s subsidiary, VG Exchange Corp. (“Exchangeco”), that are held by residents of Canada who are not “U.S. Persons” as defined in Regulation S promulgated by the Securities and Exchange Commission (“SEC”) on the terms and conditions set forth in Section 5.18.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company to enter into this Agreement, Parent and the Company are entering into a Senior Secured Loan Agreement in the form attached hereto as Exhibit C (the “Loan Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place on the second Business Day following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that notwithstanding anything else in this Agreement to the contrary, the Closing shall not occur prior to 10:00 a.m. (Pacific Standard Time) on November 23, 2007 or during the month of December and Parent and Sub shall not be required to effect the Closing prior to January 3, 2008 unless the matters described on Schedule 1.2 hereto shall have occurred. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be as set forth on Exhibit E, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Organizational Documents of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, audit, investigation or similar event, occurrence, or proceeding.

“Affiliate” shall mean with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Articles of Amendment of Exchangeco” shall mean the Articles of Amendment of Exchangeco, dated November 18, 2005.

“BioWare Combination Agreement” shall mean the Combination Agreement, dated as of October 30, 2005, among the Company, BioWare Corp. and the other parties thereto, as amended.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person or owned by such Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents or any Contract; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

“Common Consideration” shall mean the Total Consideration plus the Exercise Price Amount less the sum of the (i) Payoff Amount, (ii) Series A Preferred Preference, (iii) Series B Preferred Preference, (iv) Series C Preferred Preference, (iv) amount of Third Party Expenses set forth on the Statement of Expenses, (v) the amount of the Retention Bonus Payments whether or not paid, including any amounts of the Retention Bonus Payments which may be paid prior to the date of this Agreement and including (other than Retention Bonus Payments made to U.S. employees who would be ineligible to receive incentive stock options under applicable law) any employment, payroll or similar Taxes to be incurred by the Company, its subsidiaries or Parent in connection with the Retention Bonus Payments, (vi) 75% of the amount of New Hire Bonus Payments whether or not paid, including any amounts of the New Hire Bonus Payments which may be paid prior to the date of this Agreement and including (other than New Hire Bonus Payments made to U.S. employees who would be ineligible to receive incentive stock options under applicable law) any employment, payroll or similar Taxes to be incurred by the Company, its subsidiaries or Parent in connection with the New Hire Bonus Payments, and (vii) the aggregate amount payable (regardless of the time of payment or whether subject to any condition) in respect of the acquisition of unvested Exchangeable Shares pursuant to the Tender Offer, but excluding any interest accruing following the Effective Time which may be payable on amounts paid in the Tender Offer.

“Common Consideration Per Share” shall mean the quotient (rounded to the nearest one-millionth of a cent, with $0.000000005 rounding up) obtained by dividing the Common Consideration by the number of outstanding shares of Company Common Stock and the maximum number of shares of Company Common Stock issuable under all Company Options and Company Warrants and any other rights to obtain shares of Company Common Stock, including the Company Common Stock issued in exchange for the Exchangeable Shares (in each case, whether or not vested) pursuant to Section 5.18, that are outstanding as of immediately prior to the Effective Time and excluding any Company Common Stock issuable in respect of any Exchangeable Shares acquired pursuant to the Tender Offer.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.01, of the Company.

“Company Controlled Intellectual Property” shall mean all Company Intellectual Property other than Intellectual Property licensed to the Company or any of its subsidiaries from a third party.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or licensed by a third party to, the Company or any of its subsidiaries, other than (i) Publisher Intellectual Property or (ii) widely commercially available software with a current replacement value of $25,000 or less.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Registered Intellectual Property” shall mean all of the following types of United States, international and foreign Intellectual Property owned by any of the Company or its subsidiaries: (i) patents and design or utility patent applications; (ii) registered trademarks and service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names and applications to register Internet domain names; and (iv) registered copyrights and applications for copyright registration.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time (including holders of Company Common Stock after giving effect to the Exchange).

“Company Warrants” shall mean any issued and outstanding warrant or other security issued by the Company that is convertible into or exercisable for Company Capital Stock (other than Company Options and Exchangeable Shares).

“Continuing Employee” shall mean any employee of the Company or any of its subsidiaries who remains employed with Parent or any of its subsidiaries (including the Company and its subsidiaries) following the Effective Time (together, the “Continuing Employees”).

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, legally binding arrangement, commitment, permit, concession, franchise or license, or other similar legally binding understanding, whether oral or written.

“Controlled Group Liability” shall mean Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and Section 4971 of the IRC or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC, other than such Liabilities that arise solely out of, or relate solely to, the Plans.

“Disclosing Party” shall mean a party to this Agreement who discloses Personal Information to another party to this Agreement.

“Dollars” or “$” shall mean United States Dollars.

“Drag-Along Rights” shall mean the rights set forth in Section 3.5 of the Stockholders Agreement and Section 3.5 of the GSA.

“Encumbrance” shall mean any lien, pledge, charge, claim, mortgage, security interest or other similar encumbrance.

“Enforceable” shall mean, with respect to a Contract, that such Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

“Environmental, Health and Safety Requirements” shall mean all Orders and Laws concerning or relating to public health and safety, worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity Interests” shall mean (i) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (iii) with respect to any other Person, any other equity ownership or participation in such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Third Party Expenses” shall mean the cash amount of Third Party Expenses paid or expected to be payable by the Company as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date and as set forth in the Statement of Expenses of the Company to be delivered to Parent pursuant to Section 5.12 of this Agreement.

“Exchangeable Share Provisions” shall mean the rights, privileges, restrictions and conditions relating to the Exchangeable Shares set forth in the Articles of Amendment of Exchangeco, as amended.

“Exchangeable Shares” shall mean the non-voting exchangeable shares of Exchangeco.

“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Common Consideration Per Share by (ii) the Parent Stock Price.

“Exercise Price Amount” shall mean the aggregate cash exercise price payable upon the exercise of all Company Options and Company Warrants exercisable solely for shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial and whether local or foreign or any arbitrator in any controversy that has jurisdiction over an applicable party or any of its properties or assets.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean (in each case, other than pursuant to the Loan Agreement), (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention agreement or arrangement relating to purchased property, (iii) capitalized lease obligations, and (iv) guarantees of any of the foregoing of another person.

“Indemnifying Parties” shall mean the Stockholder Parties.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith (i) all Patent Rights; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know how, technology, processes, designs, and all documentation relating to any of the foregoing; (iii) works of authorship in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all trade names, logos, common law trademarks and service marks, Internet domain names, trademark and service mark registrations and applications therefor throughout the world, or any goodwill associated with any of the foregoing; (vi) with respect to subsections (i), (iii) and (v) above, all corresponding recordings, licenses or similar agreements; (vii) with respect to all of the foregoing, the right to bring an Action in Law for infringement or other impairment of rights, including the right to receive damages, proceeds or any other legal or equitable protections; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“In-the-Money Company Option” shall mean a Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share that is less than the Common Consideration Per Share.

“In-the-Money Company Warrant” shall mean a Company Warrant outstanding as of immediately prior to the Effective Time with an exercise price per share that is less than the Common Consideration Per Share.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the Persons listed on Schedule 1.6(a)(i) in accordance with and consistent with the good faith conduct of each such Person’s role and duties with respect to the Company and its subsidiaries.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean all claims, contentions, demands, debts, liabilities, agreements, costs, expenses, attorneys’ fees, damages, losses, suits, liens, actions or causes of action that they have had in the past or currently have, whether in law or equity, whether known or unknown, accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown, including, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, and employee expense obligations.

“Management Agreement” shall mean the Amended and Restated Management Agreement, dated as of October 30, 2005, by and between the Company and Elevation Management, LLC.

“Material Adverse Effect” shall mean any changes, effects, events, circumstances or conditions that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on the business, assets, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in Schedule 1.6(a)(ii).

“Orders” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator or mediator.

“Ordinary Course of Business” shall mean, with respect to a Person, the ordinary course of business consistent with past practice of such Person and its subsidiaries.

“Organizational Documents” shall mean, with respect to a Person, the articles of incorporation, certificate of incorporation (including certificates of designation), charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Pandemic Contribution Agreement” shall mean the Contribution Agreement, dated as of October 28, 2005, among the Company, Pandemic Group, LLC and the other parties thereto.

“Parent Common Stock” shall mean shares of common stock, par value $0.01 per share, of Parent.

“Parent Stock Price” shall mean the average closing sale price for a share of Parent Common Stock as quoted on the Nasdaq Global Select Market during normal trading hours for the ten (10) consecutive trading day period ending on the Closing Date.

“Patent Rights” shall mean all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Payoff Amount” shall mean the aggregate amount payable at the Closing under the Payoff Letters.

“Payoff Letters” shall mean letters reasonably satisfactory to Parent from all Persons from whom the Company and/or its subsidiaries has outstanding Indebtedness (excluding capitalized lease obligations) as of the Effective Time setting forth the aggregate amount owed by the Company and/or its subsidiaries for such borrowed money (including outstanding principal, interest, penalties and any other amounts owed), together with a per diem amount if such aggregate amount is paid in full after the date set forth in such Payoff Letter and providing that such Indebtedness shall be paid in full and all Encumbrances in connection therewith shall be released upon the payment of such amounts.

“Permit” shall mean any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Authority.

“Permitted Encumbrance” shall mean any of the following: (i) liens for Taxes not yet due and payable and other Taxes, assessments, governmental charges, or claims that are being contested in good faith and for which adequate reserves have been established in the Company’s financial statements; (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security; (iv) restrictions on transfer of securities imposed by applicable state and federal securities Laws; and (v) those items set forth in Section 1.6(a)(iii) of the Disclosure Letter.

“Per Option Spread Amount” shall mean, for each outstanding Company Option as of immediately prior to the Effective Time, the product obtained by multiplying (i) the number of shares of Company Common Stock for which each Company Option is exercisable as of immediately prior to the Effective Time (whether vested or unvested) and (ii) the difference between the Common Consideration Per Share and the exercise price per share of each In-the-Money Company Option.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” shall mean information about an identifiable individual (other than that person’s business title or business contact information when such information was used or disclosed for business communications) to the extent subject to applicable Canadian Law.

“Per Warrant Spread Amount” shall mean, for each outstanding Company Warrant as of immediately prior to the Effective Time, the product obtained by multiplying (i) the number of shares of Company Common Stock for which each Company Warrant is exercisable as of immediately prior to the Effective Time (whether vested or unvested) and (ii) the difference between the Common Consideration Per Share and the exercise price per share of each In-the-Money Company Warrant.

“Publisher” shall mean a Person that is in the business of publishing video games or other interactive entertainment software that has entered into an agreement with the Company or any of its subsidiaries for the Company or its subsidiaries to develop video games or other interactive entertainment software on behalf of such Publisher.

“Publisher Intellectual Property” shall mean any Intellectual Property that is licensed to the Company or any of its subsidiaries, from a Publisher that owns or has a valid right to license such Intellectual Property, solely for the purpose of permitting the Company or its subsidiaries (as the case may be) to develop video games or other interactive entertainment software incorporating such Intellectual Property on behalf of such Publisher, and which Publisher is to subsequently publish, distribute and/or sell.

“Receivables” shall mean all receivables of the Company and its subsidiaries, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

“Recipient” shall mean a party to this Agreement who receives Personal Information.

“Reference Date” shall mean August 31, 2007.

“Related Agreements” shall mean the Certificate of Merger, the Management Retention Agreements, the Loan Agreement, the Combination Agreement Amendment, the Escrow Agreement Amendment and all other agreements and certificates entered into by the Company, its subsidiaries and the Company Stockholders in connection with the Closing and the transactions contemplated herein.

“Series A Preferred Preference” shall mean the Series A Preferred Preference Per Share multiplied by the number of outstanding shares of Series A Preferred Stock as of immediately prior to the Effective Time.

“Series A Preferred Preference Per Share” shall mean $1.00.

“Series B Preferred Preference” shall mean the Series B Preferred Preference Per Share multiplied by the number of outstanding shares of Series B Preferred Stock as of immediately prior to the Effective Time.

“Series B Preferred Preference Per Share” shall mean $1.00.

“Series C Preferred Preference” shall mean the Series C Preferred Preference Per Share multiplied by the number of outstanding shares of Series C Preferred Stock as of immediately prior to the Effective Time plus any additional dividends that would have otherwise accrued on such share of Series C Preferred Stock between the Effective Time and January 16, 2008 (assuming all such dividends were paid when due).

“Series C Preferred Preference Per Share” shall mean $1,000 plus the accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock as of immediately prior to the Effective Time.

“Series A Preferred Stock” shall mean the Series A Preferred stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.01 par value per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Redeemable Preferred Stock, $0.01 par value per share, of the Company.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability in respect of Taxes as a transferee or under any Tax sharing agreement, Tax indemnity agreement, or other contract, arrangement, agreement, understanding or commitment (whether oral or written) and any liability in respect of Taxes which is payable by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise.

“Tax Return” shall mean any report, return, statement, information return or other information required to be supplied to a Governmental Authority in connection with Taxes (including any attachment or schedule thereto or amendment thereof), including any claim for refund, declaration of any estimated Tax and combined or consolidated return for any group of entities.

“Threatened” shall mean a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), that would lead a prudent person to reasonably conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Total Consideration” shall mean an amount of cash equal to $747,000,000.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and subject to Section 1.7 regarding Dissenting Shares without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be canceled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8, an amount of cash without interest equal to:

(i) In the case of Series C Preferred Stock (other than any Dissenting Shares), the Series C Preferred Preference Per Share;

(ii) In the case of Series B Preferred Stock (other than any Dissenting Shares), the Series B Preferred Preference Per Share;

(iii) In the case of Series A Preferred Stock (other than any Dissenting Shares), the Series A Preferred Preference Per Share; and

(iv) In the case of Company Common Stock (other than any Dissenting Shares), the Common Consideration Per Share.

The effect of the Merger on the Company Capital Stock provided hereunder shall constitute an amendment to the Company’s Organizational Documents to the extent that the consideration for such Company Capital Stock provided for under this Section 1.6(b) conflicts with any such Organizational Documents.

(c) Repurchase Rights. Notwithstanding anything in this Section 1.6 to the contrary, if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture, escrow or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or any subsidiary thereof, then the portion of the Common Consideration payable by Parent for such shares of Company Common Stock pursuant to Section 1.6(b)(iv) will also be unvested and subject to the same risk of forfeiture, escrow or other condition and will be paid to the holders thereof over time as such shares of Company Common Stock would have vested, in each case as set forth in such agreements, or such other time frame as is agreed to between Parent and the holders of such shares of Company Common Stock. For the avoidance of doubt, it is understood that the Common Consideration payable (a) with respect to the Company Common Stock held in the Escrow Account (as defined in the Pandemic Contribution Agreement) at the Effective Time, when delivered pursuant to Section 1.8, shall be deposited in such Escrow Account pursuant to Section 2.6(d) of the Pandemic Contribution Agreement and (b) with respect to any Company Common Stock held in the Escrow Account (as defined in the BioWare Combination Agreement) at the Effective Time (after giving effect to the Exchange and Tender Offer), when delivered pursuant to Section 1.8, shall be deposited in such Escrow Account pursuant to Section 2.6(d) of the BioWare Combination Agreement. The Common Consideration and any interest or earnings on the Common Consideration deposited in either of such escrow accounts shall accrue and be paid in the manner set forth in the respective escrow agreements entered into pursuant to the Pandemic Contribution Agreement and the BioWare Combination Agreement (true and complete copies of such escrow agreements have been made available to Parent prior to the date hereof).

(d) Treatment of Company Options; Company Warrants; and Exchangeable Shares.

(i) Effect on Company Options. At the Effective Time, each then outstanding Company Option, regardless of the exercise prices thereof or whether vested or unvested, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the agreement and plan governing such Company Option immediately prior to the Effective Time (including any vesting provisions), except that (A) each such

Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient obtained by dividing the exercise price per share of such Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(ii) Company Warrants. No outstanding Company Warrants shall be assumed by Parent and each such Company Warrant outstanding as of immediately prior to the Effective Time will at and after the Effective Time represent only the right to receive the Per Warrant Spread Amount upon delivery of such Company Warrants for cancellation.

(iii) Exchangeable Shares. On the Closing Date but immediately prior to the Effective Time, each Exchangeable Share (other than Exchangeable Shares held by the Company or its subsidiaries) shall be purchased by the Company or by Callco, at Parent’s option, for one share of Company Common Stock as contemplated by Section 7.2 of the Exchangeable Share Provisions and Section 5.18.

(e) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights for such shares under Delaware Law (the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) Prior to the Effective Time, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Surviving Corporation, except with the prior written consent of the Stockholder Representative, shall make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares or (ii) incurs any out-of-pocket Losses in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII the amount by which such Dissenting Share Payments exceed the amount that the holder of such Dissenting Shares would have otherwise received pursuant to Section 1.6 had such holder complied with the exchange procedures set forth in Section 1.8.

1.8 Surrender of Certificates.

(a) Exchange Agent. Prior to the Closing, Parent shall select a nationally recognized bank or trust company reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I that portion of the Total Consideration payable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock.

(c) Exchange Procedures. No later than ten (10) days prior to the Closing Date, Parent or the Exchange Agent shall mail or cause to be mailed the letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) to the Company Stockholders at the address set forth opposite each such Company Stockholder’s name delivered by the Company prior thereto. After receipt of such Letter of Transmittal and any other documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Company Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, and subject to the terms of Section 1.8(d), (i) the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the cash constituting that portion of the Total Consideration to which such holder is entitled pursuant to Section 1.6 (rounded to the nearest cent, with $0.005 rounding up), and (ii) the Company Stock Certificate so surrendered shall be canceled as of the Effective Time. Any such holder surrendering its Company Stock Certificate and duly completed Letter of Transmittal in accordance with the terms hereof prior to the Closing Date shall be entitled to receive (or have delivery commenced, if by check) its applicable portion of the Total Consideration promptly following the Effective Time, in each case either, at the election of such holder, by wire transfer of immediately available funds to an account designated in writing by such holder or by check delivered to the address of such holder. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If the cash payment or check evidencing the cash to be paid pursuant to Section 1.6 is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the payment thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Merger Consideration. At any time following the last day of the twelfth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all Total Consideration that has been deposited with the Exchange Agent pursuant to Section 1.8(b), not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.8(f)) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to Sections 1.6 upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.8(c). No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(e) and which are subsequently delivered to the holders of Company Stock Certificates.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. The portion of the Total Consideration paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.6; provided, however, that Parent or Exchange Agent may, in their discretion and as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent and Exchange Agent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Withholding Taxes. The Company and, on its behalf, Parent, Callco, the Surviving Corporation and the Exchange Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the transactions contemplated by this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and reasonably necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

SIGNATORIES

Subject to the exceptions and disclosure set forth in writing in the disclosure letter (referencing the appropriate section and subsection numbers, it being understood and hereby agreed that any information disclosed in any section or subsection of the Disclosure Letter shall qualify the representations and warranties set forth in the corresponding section and subsection and also the representations and warranties set forth in any other section or subsection of the Disclosure Letter (whether or not a specific cross-reference is included therein) if and to the extent it is reasonably apparent on its face that such disclosure applies to such other sections or subsections) delivered by the Company to Parent on the date of this Agreement (the “Disclosure Letter”), the Company and each of the Stockholder Signatories represent and warrant, severally and not jointly, to Parent as follows (and in the case of the representations and warranties contained in Section 2.24, each Stockholder Signatory represents and warrants, severally and not jointly, to Parent and the other Stockholder Signatories):

2.1 Organization. Each of the Company and its subsidiaries is (a) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has the requisite power to own its properties and to carry on its business as it is now being conducted, (b) not in violation of its Organizational Documents and (c) duly qualified or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (a list of the jurisdictions in which the Company and its subsidiaries are so qualified is set forth in Section 2.1 of the Disclosure Letter), except in the case of this clause (c) where the failure to be so qualified or authorized has not had and could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Organizational Documents, each as amended to date, of the Company and each of its subsidiaries have been made available to Parent prior to the date of this Agreement, and each of such Organizational Documents is in full force and effect. There is no pending or, to the Knowledge of the Company, Threatened Action for the dissolution, liquidation or insolvency of the Company or any of its subsidiaries.

2.2 Capitalization.

(a) The authorized Company Capital Stock consists of (i) 440,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock, of which one (1) share has been designated Series A Preferred Stock, one (1) share has been designated Series B Preferred Stock and 50,000 shares have been designated Series C Preferred Stock. As of the date of this Agreement: (A) 252,201,879 shares of Company Common Stock are issued and outstanding, (B) one (1) share of Series A

Preferred Stock is issued and outstanding, (C) one (1) share of Series B Preferred Stock is issued and outstanding, (D) 50,000 shares of Series C Preferred Stock are issued and outstanding, (E) 72,502,803 Exchangeable Shares that are exchangeable for an aggregate of 72,502,803 shares of Company Common Stock are issued and outstanding, and (F) there are no shares of Company Capital Stock held by the Company as treasury shares. All of the issued and outstanding Equity Interests of the Company and its subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable, and have not been issued in violation of any Contract or preemptive or similar rights or other applicable Law. There are no preemptive rights, rights of first refusal or similar rights applicable to the shares of Company Capital Stock or Exchangeable Shares. Section 2.2(a) of the Disclosure Letter sets forth as of the date of this Agreement, (i) the names and addresses on the Company’s corporate records of the holders of record of outstanding Company Options, each Company Option held by such holder, the number of shares issuable upon the exercise of each such Company Option, the exercise price per share of each such Company Option, the vesting schedule for each such Company Option, whether and to the extent that such Company Option is an “incentive stock option” under Section 422 of the Code, the number of vested shares underlying such Company Option, the grant date for such Company Option and the expiration date for such Company Option and (ii) the names and addresses on the Company’s corporate records of the holders of record of outstanding Company Warrants, each Company Warrant held by such holder, the number of shares issuable upon the exercise of each such Company Warrant, the exercise price per share of each such Company Warrant, the vesting schedule, if any, for each such Company Warrant, the number of vested shares underlying such Company Warrant, the grant date for such Company Warrant and the expiration date for such Company Warrant. Other than as set forth in Section 2.2(a) of the Disclosure Letter, there are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments or obligations (contingent or otherwise) (other than this Agreement) pursuant to which the Company or any of its subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests. Other than as set forth in Section 2.2(a) of the Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of Equity Interests of the Company or any of its subsidiaries may vote. Section 2.2(a) of the Disclosure Letter sets forth, as of the date of this Agreement, the Company’s and its subsidiaries’ Indebtedness, including the outstanding principal amount owed and accrued and unpaid interest and penalties thereon, the Persons to which such Indebtedness is owed and the agreements and instruments under which such Indebtedness has been incurred. Immediately after the Effective Time, if the amounts set forth in the Payoff Letters are paid in full, the Company and its subsidiaries shall have no Indebtedness or Encumbrances related thereto.

(b) The Company owns (directly or indirectly) of record and beneficially all Equity Interests of each of the subsidiaries of the Company, and Section 2.2(b) of the Disclosure Letter sets forth with respect to each such subsidiary: (i) its name and jurisdiction of organization and (ii) the number of issued and outstanding Equity Interests of such subsidiary.

(c) The Spreadsheet (as defined in Section 5.13) will be true, complete and accurate as of immediately prior to the Effective Time. Section 2.2(c) of the Disclosure Letter sets forth as of the date hereof the name and address on the Company’s corporate records of each holder of record of Company Capital Stock, the number of shares owned of record by such holder, whether such shares are subject to vesting provisions (and if so, a description of the vesting provisions) and the accrued and unpaid dividends on such shares of Company Capital Stock. Section 2.2(c) of the Disclosure Letter also sets forth as of the date hereof the name and address on the Company’s corporate records of each holder of record (and to the Knowledge of the Company, beneficially) of the Exchangeable Shares, the number of shares owned as of the date hereof by such holder, whether such shares are subject to vesting provisions (and if so, a description of the vesting provisions) and the accrued and unpaid dividends on such shares. The Company has never declared or paid any dividends or made any other distributions in respect of its Capital Stock. Immediately following the Closing, Parent will own 100% of the outstanding Equity Interests of the Company and directly or indirectly 100% of the Equity Interests of the Company’s subsidiaries.

(d) None of the Company or its subsidiaries directly or indirectly owns any Equity Interests in, or any interest convertible or exchangeable or exercisable for any Equity Interest in, any other Person. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment in or to any other Person (whether in the form of a loan, capital contribution or otherwise).

2.3 Financial Statements; Distributions and Payments.

(a) Section 2.3(a) of the Disclosure Letter sets forth the following (collectively, the “Financial Statements”): (i) the audited consolidated statements of operations and cash flows of the Company for the period from inception through March 31, 2006 and for the 12 months ended March 31, 2007; (ii) the audited consolidated balance sheets of the Company as of March 31, 2007 and 2006; the unaudited consolidated statements of income and cash flows of the Company for the five months ended August 31, 2007; and (iv) the unaudited consolidated balance sheet of the Company as of August 31, 2007 (the “Balance Sheet”). The Financial Statements have been prepared in good faith in accordance with GAAP based upon the books and records of the Company and its subsidiaries throughout the relevant periods and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (except in the case of the unaudited Financial Statements, subject to normal, immaterial year-end adjustments).

(b) Section 2.3(b) of the Disclosure Letter sets forth all dividends and other distributions on or after November 23, 2005 made by the Company or any of its subsidiaries to the Company Stockholders or holders of Exchangeable Shares in respect of the shares of Company Capital Stock or Exchangeable Shares held by such Company Stockholders.

(c) The Company and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries (including any employee thereof) nor to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.4 Absence of Changes. Since the date of this Agreement, there have been no events, circumstances or conditions, or series of events, circumstances or conditions, which have had or would reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect. Between the Reference Date and the date of this Agreement:

(a) the Company and its subsidiaries have operated in the Ordinary Course of Business;

(b) there have been no events, circumstances or conditions, or series of events, circumstances or conditions, which have had or would reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect;

(c) there has not been any material damage, destruction, impairment or loss (whether or not covered by insurance) to any material assets of the Company or any of its subsidiaries; and

(d) none of the Company or any of its subsidiaries has taken any of the following actions:

(i) (A) granted any increase in the compensation or fringe benefits (including severance or similar benefits) of any present or former director, officer or employee of the Company or its subsidiaries (except for increases in salary or wages in the Ordinary Course of Business), (B) paid any severance or termination pay (other than accrued paid time off and business expense reimbursements) to any present or former director, officer or employee of the Company or its subsidiaries or (C) issued any Equity Interests;

(ii) incurred or assumed any Liabilities for borrowed money or guaranteed any such Liabilities;

(iii) canceled any indebtedness or waived any claims or rights having a value, in the aggregate, in excess of $100,000;

(iv) made any change in any method of accounting or accounting practice or policy;

(v) made or incurred any capital expenditure, other than in the Ordinary Course of Business;

(vi) sold, leased or otherwise disposed of any of its material assets, other than (a) replacement of equipment and other tangible assets in the Ordinary Course of Business or (b) the disposition of unused and obsolete equipment in immaterial amounts;

(vii) made any loan, advance, or capital contribution to or investment in any Person (other than routine travel and business expense advances made to directors or employees in the Ordinary Course of Business);

(viii) created or incurred any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties (whether tangible or intangible) of the Company or any of its subsidiaries other than purchase money security interests in connection with the acquisition of immaterial amounts of equipment in the Ordinary Course of Business and non-exclusive license agreements to Company Intellectual Property entered into in the Ordinary Course of Business;

(ix) discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current Liabilities incurred in the Ordinary Course of Business and non-exclusive license agreements to Company Intellectual Property entered into in the Ordinary Course of Business;

(x) merged with, entered into a consolidation with or acquired an interest in any Person or acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company, trust or other business organization or division thereof;

(xi) amended its Organizational Documents;

(xii) agreed to issue any Equity Interests;

(xiii) made any payments (other than compensation in the Ordinary Course of Business) to or entered into any agreements or transactions with any Company Stockholder or any of its subsidiaries or any of their Affiliates;

(xiv) terminated any Material Contract; or

(xv) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

2.5 No Undisclosed Liabilities. The Company and its subsidiaries have no Liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes thereto prepared in accordance with GAAP in a manner consistently applied with the Balance Sheet other than (a) Liabilities quantified on the face of the Financial Statements (or in any notes thereto) and not heretofore paid or discharged and (b) Liabilities that have arisen after the Reference Date in the Ordinary Course of Business. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any Contract associated with off balance sheet financing, including any arrangement for the sale of Receivables.

2.6 Legal Compliance. The Company and its subsidiaries have complied in all material respects with all applicable Laws, and no Action is pending or, to the Knowledge of the Company, Threatened against them alleging any failure to so comply. The Company and its subsidiaries hold all material Permits that are required to operate their businesses as currently conducted, and such Permits are in full force and effect and no proceeding is pending or, to the Knowledge of the Company, Threatened, to revoke or limit any thereof. Neither the Company nor any subsidiary has received any notice of or been charged with a material violation of any Laws and to the Knowledge of the Company, no fact exists that could reasonably be likely to result in such violation.

2.7 Tax Matters.

(a) All material Tax Returns required to be filed by, or on behalf of, the Company or any of its subsidiaries have been timely filed, and all such Tax Returns were true, correct and complete in all material respects. All Taxes for which the Company or any of its subsidiaries are liable that are due and payable after giving effect to all extensions have been fully and timely paid. Neither the Company nor any of its subsidiaries as of the date of this Agreement is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any of its subsidiaries has any material liabilities for unpaid Taxes as of the Reference Date which have not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its subsidiaries has incurred any liability for material Taxes since the Reference Date other than in the Ordinary Course of Business.

(b) Each of the Company and its subsidiaries has duly and timely withheld and paid over to the appropriate Governmental Authority all material Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, contingent worker, subcontractor, lender, stockholder or other third party.

(c) No audits, investigations or other proceedings are pending or being conducted with respect to material Taxes of the Company or its subsidiaries.

(d) (i) Neither the Company nor any of its subsidiaries has received any written notice of any assessment or intent to make any assessment by any Governmental Authority regarding material Taxes for which the Company or any of its subsidiaries may be liable; (ii) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction; and (iii) no waiver or extension of any statute of limitations has been given or requested with respect to the Company or any of its subsidiaries in connection with any Tax Returns.

(e) There are no Encumbrances (other than Taxes not yet due and payable) on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure to pay any material Tax.

(f) Neither the Company nor any of its subsidiaries is a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes.

(g) Neither the Company nor any of its subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes.

(h) The Company has made available to Parent or its legal counsel or accountants copies of all material Tax Returns for the Company and its subsidiaries filed for all periods for which the statute of limitations remains open.

(i) Neither the Company nor any of its subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the last two (2) years.

(k) Neither the Company nor any of its subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. Section 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its subsidiaries is the beneficiary of any Tax exemption, Tax holiday or other Tax incentive agreement or order (“Tax Incentive”).

(m) Neither the Company nor any of its subsidiaries is or has been subject to material Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a source of income in that country.

(n) Neither the Company nor its subsidiaries have or will have any material liability for unpaid Taxes for any taxable period or portion thereof ending on or prior to the Closing Date pursuant to applicable transfer pricing laws and regulations to the extent such Taxes are in excess of the Taxes for which the Company would be liable pursuant to the Company’s current and ongoing transfer pricing practices.

2.8 Title. Neither the Company nor any of its subsidiaries own any real property. Section 2.8 of the Disclosure Letter sets forth all leases, subleases or other agreements (including all amendments, terminations and modifications thereof and any guaranties thereof) under which the Company and any of its subsidiaries use or occupy or have the right to use or occupy, now or in the future, any real property (the “Leases”) and there are no other Leases for real property to which the Company or any of its subsidiaries is bound. Each of the Company and its subsidiaries has good title to, or in the case of leased property and assets has valid leasehold interests in, all material property and assets (whether real or personal, other than Intellectual Property) owned or leased by it and, in the case of owned property and assets, free and clear of all Encumbrances (other than, solely with respect to assets other than Equity Interests of any subsidiary, Permitted Encumbrances). To the Knowledge of the Company, the real property subject to the Leases is in compliance in all material respects with all applicable Laws, and no Action is pending or, to the Knowledge of the Company, Threatened against any such properties. To the Knowledge of the Company, the real property subject to the Leases is in operating condition, without need for material repairs to or replacements of any capital items. Such real property is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted. There are no other parties occupying, or with a right to occupy, the properties subject to the Leases other than the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owe any brokerage commissions or finders fees with respect to any such real property or would owe any such fees if any existing Leases were renewed pursuant to any renewal options contained in such Leases.

2.9 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 2.9(a) of the Disclosure Letter sets forth as of the date of this Agreement all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and (ii) the following proceedings or actions, during the twelve (12) month period immediately preceding the date of this Agreement, before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property: (x) interference, reissue, reexamination or similar proceedings pertaining to the scope, validity and/or ownership of any of the patents of the Company and its subsidiaries, (y) trademark opposition proceedings, or (z) proceedings relating to Internet domain names.

(b) No Order. No Company Controlled Intellectual Property is subject to any outstanding order, injunction, stipulation or compulsory or confirmatory licensing terms entered or imposed by any Governmental Authority or other administrative or arbitration tribunal restricting in any manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries, or which may reasonably be expected to affect the validity, use or enforceability of such Company Controlled Intellectual Property.

(c) Registration. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed, or will be made in a timely fashion, with the relevant Governmental Authority in the United States or those foreign jurisdictions in which applications for Company Registered Intellectual Property have been filed, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

(d) Absence of Encumbrances. The Company and its subsidiaries own and have good and exclusive title to each item of Company Controlled Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to materially interfere with the use of such Company Controlled Intellectual Property by the Company and its subsidiaries as currently used in the operation of the business of the Company and its subsidiaries.

(e) In-Bound Licenses. (i) In the case of third-party software that is incorporated into any products of the Company or any of its subsidiaries, other than “shrink wrap” and similar widely available commercial licenses for Intellectual Property at a cost of less than $25,000 and (ii) in the case of third-party software for end use (i.e. not for resale or distribution), other than software that is generally available to the public at a cost of less than $50,000, Section 2.9(e) of the Disclosure Letter sets forth a list as of the date of this Agreement of all Contracts to which the Company or any of its subsidiaries is a party pursuant to which Intellectual Property has been licensed by a third party to the Company or any of its subsidiaries (including all third party Intellectual Property that is used or incorporated into any products of the Company or any of its subsidiaries).

(f) Out-Bound Licenses. Section 2.9(f) of the Disclosure Letter sets forth a list as of the date of this Agreement of all Contracts to which the Company or any of its subsidiaries is a party pursuant to which Company Intellectual Property has been licensed to any third party (including any Contracts where Company Intellectual Property is tied, bundled or co-branded with any third-party Intellectual Property) other than any standard end-user license agreements the Company or its subsidiaries uses in licensing the products of the Company or any of its subsidiaries to end-users of a video game product, which standard agreement forms have been made available to Parent and its counsel. Neither the Company nor any of its subsidiaries has granted any exclusive rights to any third party to publish or otherwise exploit any Company Intellectual Property, or any rights of first negotiation, rights of last refusal, or similar rights with respect to the publishing or the exploitation of any Company Intellectual Property.

(g) No Conflict. To the Knowledge of the Company, all Contracts relating to Company Intellectual Property (including Contracts whereby any Intellectual Property of a third party is licensed to the Company or any of its subsidiaries) (the “IP Contracts”) are in full force and effect, except to the extent they have previously expired in accordance with their terms. The consummation of the Transactions will not in any material respect automatically (with or without the giving of notice or lapse of time or both) violate or result in the breach, modification, cancellation, termination, suspension of, or right to modify, cancel, terminate or suspend, or acceleration of any payments with respect to, such IP Contracts. Each of the Company and its subsidiaries in all material respects is in compliance with, and has not breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts in all material respects are in compliance with, and have not breached any material term thereof. Following the Closing Date, the Company and its subsidiaries will be permitted to exercise all of their respective rights under the IP Contracts to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration of more than $50,000 per IP Contract other than ongoing fees, royalties or payments that the Company, any of its subsidiaries or Parent would otherwise be required to pay.

(h) No Infringement. The conduct of the business of the Company and its subsidiaries, as such business currently is conducted, does not in any material respect infringe, misappropriate or violate the Intellectual Property (other than Patent Rights) of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its subsidiaries, as such business currently is conducted, does not in any material respect infringe, misappropriate or violate the Patent Rights of any third party.

(i) No Notice of Infringement. Neither the Company nor any of its subsidiaries has received written notice from any third party, or has otherwise become aware, that the conduct of the business of the Company and its subsidiaries infringes, misappropriates or violates the Intellectual Property of any third party (including cease and desist letters or any requests by a third party that the Company or any of its subsidiaries license such third party’s technology so as to not infringe such third party’s Intellectual Property, or other notices of any third party patents or patent rights).

(j) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Controlled Intellectual Property in any material respect.

(k) Information Privacy and Security. The Company and its subsidiaries have not used and do not currently use any of the consumer or customer information that they have received or currently receive through websites or otherwise or stores in their computer systems in an unlawful manner or in a manner violating the Company’s privacy policy. The Company has not collected any customer information through its website or otherwise in an unlawful manner or in violation of its privacy policy. The Company has commercially reasonable security measures in place to protect the consumer or customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. Each of the Company and its subsidiaries takes commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and complies with all relevant laws and regulations with regards to the transmission and storage of such information. To the Knowledge of the Company, none of the Company’s products contain any malicious worms, viruses, Trojan horses, malware or anything similar to the foregoing.

(l) Open Source Software. None of the Company Controlled Intellectual Property that is distributed by the Company or any of its subsidiaries, incorporates or has embedded in it any source, object or other software code subject to an “open source”, “copyleft” or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like).

(m) Escrow of Company Controlled Intellectual Property. No Company Controlled Intellectual Property is subject to any agreement with any third party pursuant to which the Company or any of its subsidiaries has, or would be required to, in any circumstances, deposit into escrow such Company Controlled Intellectual Property for the benefit of such third party.

(n) Protection of Intellectual Property Assets. Each of the Company and its subsidiaries has and enforces policies requiring each employee and contractor involved in proprietary aspects of the business or Company Intellectual Property, including any trade secrets or other proprietary or confidential information, to execute nondisclosure or proprietary information and confidential information agreements, and the Company and each of its subsidiaries has obtained such valid written agreements from each such employee and contractor in each case pursuant to the form of such agreement made available to Parent or pursuant to a substantially similar form of agreement and, in any event, without any exceptions set forth therein that would affect the ownership of a Company Product. All persons who have contributed to the creation, invention, modification or improvement of any Company Controlled Intellectual Property have signed written agreements ensuring that all such Company Controlled Intellectual Property is owned exclusively by the Company and its subsidiaries, in each case pursuant to the form of such agreement made available to Parent or pursuant to a substantially similar form of agreement and, in any event, without any exceptions set forth therein that would affect the ownership of a Company Product. Each of the Company and its subsidiaries has taken reasonable steps, consistent with video game development industry standards, to protect and preserve the confidentiality of any trade secrets, including not disclosing such trade secrets except pursuant to a confidentiality agreement.

(o) Source Code. Neither the Company, any of its subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performance of services to the Company or any of its subsidiaries.

(p) Company Products. All products or services that as of the date of this Agreement are licensed, sold, distributed or, in the case of services, performed, by or on behalf of the Company or any of its subsidiaries and all products or services currently under development by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries is contractually obligated to develop (all of the foregoing, the “Company Products”), in each case, as of the date of this Agreement, are set forth on Section 2.9(p) of the Disclosure Letter.

(q) Development Tools. To the Knowledge of the Company, Section 2.9(q) of the Disclosure Letter contains a complete list of all material software development tools and game engines used by the Company and its subsidiaries, as of the date of this Agreement, except for any such tools or game engines that are generally available and are used in their generally available form (such as standard compilers) (collectively, the “Development Tools”). Section 2.9(q) of the Disclosure Letter also sets forth, for each Development Tool: (a) any Contracts with third parties providing such third parties with rights to receive royalties or other payments with respect to such Development Tool; (b) a list of any restrictions on the Company’s and its subsidiaries’ unrestricted right to use and distribute such Development Tools (other than such restrictions set forth in the Contracts identified in Section 2.9(q) of the Disclosure Letter pursuant to clause (a) or (c) hereof); and (c) a list of all agreements with third parties for the use by such third party of such Development Tool. The Company and its subsidiaries have sufficient right, title and interest in and to the Development Tools for the conduct of their respective businesses as currently conducted.

(r) Development Agreements. As of the date of this Agreement, to the extent that any Contract to which the Company or any of its subsidiaries is a party continues to provide for development by the Company or any such subsidiary of any video game product: (i) such development has been substantially timely completed in accordance with the terms of such Contract in all material respects; and (ii) the Company is not aware of any specific matter which would reasonably be expected to cause the Company or any such subsidiary not to timely meet material development milestones as provided in the applicable Contract, or the final delivery date of the product in compliance with the applicable Contract, or would otherwise result in a material breach by the Company or such subsidiary of such Contract. As of the date of this Agreement, the Company’s good faith estimate of the development schedule (which, for avoidance of doubt need only include (A) completion dates and (B) alpha and beta milestones for Company Products under development which have a completion date of less than one year from the date hereof) for the Company Products which are video game products under development is set forth on Section 2.9(r) of the Disclosure Letter, which has been prepared based on assumptions the Company believes to be reasonable and represents the best current estimates of the Company.

2.10 Contracts.

(a) Identifying the Material Contracts. Section 2.10(a) of the Disclosure Letter lists, as of the date of this Agreement, each Material Contract. For purposes of this Agreement, “Material Contract” shall mean:

(i) any Contract providing for (x) the publishing, distribution or sale of, or (y) the development of, any interactive entertainment software or video game (including any add-ons, modifications, or expansion packs), whether by the Company, a subsidiary of the Company or by a third party for the Company or a subsidiary of the Company, or any future rights or obligations with respect to developed video games (including any rights of commercial exploitation or any sequel rights), except in the case of clause (y) for outsourced development Contracts under which development is performed for the Company or its subsidiaries and which do not provide for payments in excess of $100,000;

(ii) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum and any Lease;

(iii) any Contract creating or governing a partnership, joint venture or similar arrangement;

(iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness;

(v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance (except as required by Law), or other similar Contract for the benefit of its current or former directors, officers, and employees for which the Company or any of its subsidiaries has, or would be reasonably expected to have, Liability;

(vi) any Contract for the employment or retention of any individual on a full-time, part-time, consulting, contract, or other basis (other than offer letters, employment agreements, and individual consulting agreements providing for employment on an at-will basis with no payments of separation or termination pay upon termination of employment in the case of the U.S. or in the case of foreign jurisdictions, permitting termination of employment without restriction other than in a manner consistent with the form of employment agreement in accordance with applicable local laws, in each case on standard forms, the current versions thereof which have been provided to Parent and which do not differ in any material respect (in a manner adverse to the Company or its subsidiaries) from the older versions (other than older versions which have been provided to Parent) with respect to amounts payable upon termination and ownership of Intellectual Property, and other than standard forms of employee proprietary invention assignment and similar agreements of the Company and its subsidiaries) providing annual fees, compensation or severance benefits in excess of $50,000 over any one-year period;

(vii) any Contract under which the Company or any of its subsidiaries has, directly or indirectly, (i) made any advance, loan, guarantee, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its subsidiaries) pursuant to which any Liability remains outstanding (other than routine travel and business expense advances made to directors or employees in the Ordinary Course of Business) or (ii) agreed to make after the date of this Agreement any advance, loan, guarantee, extension of credit or capital contribution to, or other investment in, any Person

(other than the Company or any of its subsidiaries and other than routine travel and business expense advancements made to directors and employees in the Ordinary Course of Business), in either case, in an amount in excess of $25,000;

(viii) any Contract containing a covenant expressly limiting the freedom of the Company or any of its subsidiaries (or that would limit the freedom of Parent and its other subsidiaries after the Closing) to engage in any line of business in any geographic area or to compete with any Person or limiting the ability of the Company or any of its subsidiaries to incur indebtedness for borrowed money, to guarantee or otherwise become responsible for the indebtedness for borrowed money of any other Person or to create Encumbrances;

(ix) any Contract (other than this Agreement) which grants a power of attorney, agency or similar authority to another Person;

(x) any Contract creating an Encumbrance (other than a Permitted Encumbrance) upon any assets of the Company or its subsidiaries, including any Encumbrances placed on the Company Intellectual Property, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(xi) any Contract (other than this Agreement) contemplating the issuance, redemption or exchange of any capital stock, including with regard to any Exchangeable Shares;

(xii) any Contract (other than this Agreement) for the sale of any of the assets (including Equity Interests) of the Company or any of its subsidiaries after the date of this Agreement, other than (A) the disposition of unused and obsolete equipment in immaterial amounts, (B) sales of products and services of the Company and its subsidiaries in the Ordinary Course of Business and (C) sales of other assets (excluding Equity Interests) having a fair value of less than $50,000, in the aggregate;

(xiii) any Contract pursuant to which the Company or any of its subsidiaries agreed to merge with, enter into a consolidation with or acquire an interest in any Person or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company, trust or other business organization or division thereof (each of the foregoing, a “Business”) providing for indemnification by the Company or any of its subsidiaries or of any Person with respect to Liabilities relating to any current or former business;

(xiv) any other Contract (or group of related Contracts) the performance of which would reasonably be expected to involve receipt or payment of consideration in excess of $100,000 individually in any one-year period; or

(xv) all licenses, sublicenses and other Contracts not otherwise disclosed pursuant to this Section 2.10(a) pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Controlled Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Controlled Intellectual Property;

(xvi) any Contracts relating to the membership of the Company or its subsidiaries in any industry standards group or association that imposes material obligations on the Company or its subsidiaries;

(xvii) (A) any Contract providing for revenue or profit sharing arrangements or (B) any Contract that involves the payment of royalties to any other Person that the Company reasonably expects to be in excess of $50,000 per annum;

(xviii) any Contract containing any support, maintenance or service obligation on the part of the Company or its subsidiaries with respect to Company Products not otherwise disclosed in Section 2.10(a) of the Disclosure Letter;

(xix) any Contract providing for the indemnification by the Company or any of its subsidiaries of any current or former employees, officers, directors or security holders of the Company;

(xx) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xxi) any Contract with any investment banker, broker, finder or similar party retained by the Company, which contains any obligations which may be applicable in connection with this Agreement or the transactions contemplated hereby;

(xxii) any Contract with any Governmental Authority;

(xxiii) any Contract identified or required to be identified in Sections 2.9(e) or 2.9(f) of the Disclosure Letter; or

(xxiv) any settlement agreement entered into within two (2) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or its subsidiaries in the Ordinary Course of Business in connection with the cessation of such employee’s or independent contractor’s employment with the Company or its subsidiaries or (B) settlement agreements for cash only (which has been paid) and do not exceed $250,000 as to each such settlement.

(b) Delivery and Compliance. The Company has made available to Parent prior to the date of this Agreement a correct and complete copy of each written Material Contract (as amended and supplemented to date) listed in the Disclosure Letter. With respect to each Material Contract:

(i) such Contract is Enforceable, except as would not materially affect the Company and its subsidiaries, taken as a whole;

(ii) the Company and its subsidiaries have performed all their material obligations under such Contract to the extent that such obligations to perform have accrued, and except for violations, breaches and defaults that would not materially affect the Company and its subsidiaries, taken as a whole, no breach or default, alleged breach or default, or, to the Knowledge of the Company, event that would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any of its subsidiaries, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred; and

(iii) no party to such Contract has repudiated any material provision of the Contract to the Company or any of its subsidiaries in writing.

2.11 Insurance. Section 2.11 of the Disclosure Letter sets forth as of the date of this Agreement a true, complete and accurate list of all insurance policies and bonds carried by the Company and its subsidiaries, and the Company has made available to Parent prior to the date of this Agreement a correct and complete copy of each such policy and bond. Neither the Company nor any of its subsidiaries is in default under any such policy or bond and has not received notice of cancellation of any such policy or bond. Section 2.11 of the Disclosure Letter contains a true and complete list of all pending claims made pursuant to each such insurance policy carrier (including any predecessor policy) as of the date of this Agreement, and there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. As of the date of this Agreement, the Company has no Knowledge of any Threatened termination of, or material premium increase with respect to, any of such policies.

2.12 Litigation. There is no Action pending against, or, to the Knowledge of the Company, Threatened against the Company or any of its subsidiaries. No Action is pending by the Company or any of its subsidiaries against any other Person.

2.13 Labor; Employees. As of the date of this Agreement, to the Knowledge of the Company, no executive officer, key employee or significant group of employees has any plans to terminate employment with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining Contract, nor has the Company or any of its subsidiaries experienced any strikes, grievances, claims of unfair labor practices, or other material labor disputes. The Company has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to the employees of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any material Liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. The employment of all employees in the United States is at-will and can be terminated with or without notice or cause. The Company and its subsidiaries have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar Laws. All Liabilities and obligations relating to the termination of any former employees, including all termination pay, severance pay, benefits, or other amounts in connection with the WARN Act and similar Laws, have been satisfied, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN or any similar Law.

2.14 Employee Benefit Plans and Agreements.

(a) Section 2.14(a) of the Disclosure Letter lists each “employee benefit plan” (within the meaning of ERISA, whether or not subject to ERISA), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, funded or unfunded, oral or written, that are legally binding, under which (i) any current or former employee, director or individual consultant of the Company or its subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or its subsidiaries or (ii) the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) Section 2.14(b)(i) of the Disclosure Letter sets forth a complete list as of September 30, 2007, of current Company Employees, and on a per employee basis as of the dates set forth therein, vacation accrued for each such Company Employee. Section 2.14(b)(ii) of the Disclosure Letter sets forth a complete list as of August 31, 2007 of each consultant, independent contractor, and other contingent worker used and currently classified as such by the Company. The only royalties accrued and payable to any Company Employee by or on behalf of the Company or any of its subsidiaries are pursuant to the plans listed on Section 2.14(b)(iii) of the Disclosure Letter and the aggregate royalties accrued through August 31, 2007 under each plan is set forth on Section 2.14(b)(iii) of the Disclosure Letter. For the avoidance of doubt and without limiting the generality of the foregoing, references to “royalties” in the immediately preceding sentence relate to bonus amounts under the royalty/team-based component of the Company’s Fiscal Year 2008 Bonus Plan.

(c) With respect to each Plan, the Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and any amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to the Company Employees concerning the extent of the benefits provided under a Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, if any, and (C) actuarial valuation reports, if any.

(d) The Company has provided to Parent a current, accurate and complete copy (as amended) of its or its subsidiaries’: (i) form of offer letter; (ii) form of employment agreement; (iii) form of severance agreement; (iv) service agreements with consultants, independent contractors and other contingent workers; and (v) form of confidentiality and invention assignment agreement.

(e) (i) Each Plan has been established, registered, qualified, amended, funded, invested and administered in material compliance with the terms of any document that affects such activity in respect of such Plan, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; and (iv) neither the Company nor any of its subsidiaries has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for the Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f) Each of the Company and its subsidiaries has classified all individuals who perform services for it correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

(g) No Plan exists that, except as may otherwise be required pursuant to applicable Law, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any of the Plans, (iv) cause the Company or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

(h) The Company is in good faith compliance with the requirements of Section 409A of the Code with respect to all “nonqualified deferred compensation plans” (as defined in Section 409A of the Code) maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party.

(i) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or Section 4971 of the IRC.

(j) To the Knowledge of the Company, there does not exist any Controlled Group Liability that would be a Liability of Parent or any of its subsidiaries following the Closing Date.

2.15 Environmental, Health and Safety Matters. (a) Each of the Company and its subsidiaries is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets; (b) each location at which the Company and its subsidiaries operates its business is in compliance in all material respects with all Environmental, Health and Safety Requirements; (c) there are no pending, or to the Knowledge of the Company, any Threatened allegations by any Person that the properties or assets of the Company or any of its subsidiaries are not, or that either of their respective businesses has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements; (d) neither the Company nor any of its subsidiaries has retained or assumed by Contract or operation of Law any Liability of any other Person under any Environmental, Health and Safety Requirements; and (e) to the Knowledge of the Company, there are no past or present facts, circumstances of conditions that reasonably could be expected to give rise to any Liability of the Company or any of its subsidiaries with respect to Environmental, Health and Safety Requirements. For the avoidance of doubt, this Section 2.15 represents the sole and exclusive representations and warranties of the Company regarding compliance with Environmental, Health and Safety Requirements.

2.16 Certain Interests. No Affiliate, officer or director of the Company or Company Stockholder that beneficially owns five percent (5%) or more of the outstanding Company Capital Stock (including the Exchangeable Shares) and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Affiliate, officer, director or Company Stockholder (an “Affiliated Person”):

(a) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any of its subsidiaries (excluding passive ownership of less than 1% of the Equity Interests of a publicly traded company);

(b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property or rights which is used in or is necessary for the conduct of the business of the Company or any of its subsidiaries as it is currently conducted;

(c) has any outstanding indebtedness for borrowed money to the Company or any of its subsidiaries; or

(d) is party to any Contract with the Company or any of its subsidiaries (other than Contracts listed in Section 2.14(a) of the Disclosure Letter.

Notwithstanding the foregoing, no immaterial commercial arrangement between the Company or any of its subsidiaries and a third party which was negotiated on an arms-length basis need be disclosed pursuant to this Section 2.16 solely because such third party is a portfolio company of Elevation Partners, L.P. in which Elevation Partners, L.P. or one of its affiliate funds has made a debt or equity investment.

2.17 Non-Contravention of the Company. The execution and delivery and performance by the Company of this Agreement and the Related Agreements to which the Company or its subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby and the compliance by the Company and its subsidiaries with the provisions hereof and thereof will not, (i) conflict with or violate any of the Organizational Documents of the Company or any of its subsidiaries, (ii) conflict with or violate any Law or Governmental Order applicable to the Company or any of its subsidiaries or any of the assets or properties of the Company or any of its subsidiaries or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent or the giving of notice under, or give to others any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on the Equity Interests or the assets or properties of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which any of the Company’s or its subsidiaries’ properties or assets is bound or affected except, in the case of clause (ii) and clause (iii) taken together, for any such conflicts, breaches or defaults that has not had and could not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries.

2.18 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated based upon arrangements made by or on behalf of the Company or any of its subsidiaries. There are no, and there will not be any, Third Party Expenses other than those set forth on the Statement of Expenses. All amounts payable by the Company or any of its subsidiaries to Elevation Partners, L.P. or any of its Affiliates, including amounts payable by the Company or any of its subsidiaries as a result of the Merger (excluding the Common Consideration), are set forth on Section 2.18 of the Disclosure Letter.

2.19 Authority of the Company. The board of directors of the Company has reviewed this Agreement and the Disclosure Letter. The board of directors of the Company has unanimously adopted a resolution approving this Agreement and declaring its advisability to the Company Stockholders. The Company and its subsidiaries have all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which the Company or its subsidiaries is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company or its subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its subsidiaries. This Agreement and the Related Agreements to which the Company and its subsidiaries is a party have been duly executed and delivered by the Company and each such subsidiary and each constitutes the valid and binding obligation of the Company and such subsidiary, Enforceable against the Company and such subsidiaries in accordance with their respective terms.

2.20 Requisite Stockholder Approval. The affirmative vote of the holders of: (a) a majority of the outstanding shares of Company Common Stock voting together as a class; (b) the sole outstanding share of Series A Preferred Stock voting as a single class; (c) the sole outstanding share of Series B Preferred Stock voting as a single class; and (d) a majority of the outstanding shares of Series C Preferred Stock voting together as a single class, are the only votes of the holders of any class or series of Company Capital Stock that may be necessary under applicable Law and the Company’s Organizational Documents to adopt this Agreement (such approvals together, the “Requisite Stockholder Approval”). The Initial Stockholder Consent to be delivered to Parent immediately following the execution and delivery of this Agreement will be sufficient to constitute the Requisite Stockholder Approval.

2.21 Distributors. The Company and its subsidiaries have no outstanding material disputes concerning their respective products and/or services with any distributor, publisher or reseller of such products who, in the year ended March 31, 2007 or the five (5) months ended August 31, 2007, was one of the 20 largest sources of revenues on a consolidated basis for the Company, based on amounts paid or payable (each, a “Significant Distributor”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Distributor. Each Significant Distributor is listed on Section 2.21 of the Disclosure Letter. The Company has not received any information from any Significant Distributor that such Significant Distributor is reasonably likely to not continue as a distributor, publisher or reseller of the Company (or the Surviving Corporation or Parent) after the date of this Agreement or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

2.22 Accounts Receivable; Accounts Payable.

(a) The accounts receivable and other receivables reflected on the Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims for sales and other charges. Accounts receivable and allowances for doubtful accounts set forth in the Company’s financial statements have been prepared in accordance with GAAP consistently applied. The accounts receivable and other receivables of the Company and its subsidiaries arising after the Reference Date and before the date of this Agreement arose in the Ordinary Course of Business and represented bona fide claims for sales and other charges. No material amount of the accounts receivable or other receivables of the Company or its subsidiaries are subject to any claim of offset, recoupment, setoff or counter-claim received by the Company or such a subsidiary in writing, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably give rise to any such claim. No material amount of accounts receivable or other receivables is contingent upon the performance by the Company or any of its subsidiaries of any obligation or Contract except as reflected in the Company’s deferred revenue on the Balance Sheet. No Person has any Encumbrance (other than Permitted Encumbrances) on any of such accounts receivable or other receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable or other receivable.

(b) All accounts payable and notes payable of the Company and its subsidiaries reflected on the Balance Sheet or that arose following the Reference Date and before the date of this Agreement arose in the Ordinary Course of Business in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than 60 days in its payment. Since the Reference Date through the execution of this Agreement, the Company and its subsidiaries have paid their respective accounts payable and notes payable in the Ordinary Course of Business.

2.23 Books and Records. The Company has provided to Parent or its counsel true, correct and complete copies of all documents specifically identified on the Disclosure Letter and any amendment or modification thereto.

2.24 Authority and Non-Contravention of Stockholder Signatory. Such Stockholder Signatory has all requisite power and authority, corporate or otherwise (to the extent applicable), to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, to the extent applicable, duly authorized by all necessary corporate or other action on the part of such Stockholder Signatory. This Agreement has been duly executed and delivered by such Stockholder Signatory and constitutes the valid and binding obligation of such Stockholder Signatory, Enforceable against such Stockholder Signatory in accordance with its terms. The execution and delivery and performance by such Stockholder Signatory of this Agreement and the consummation of the transactions contemplated hereby and the compliance by such Stockholder Signatory with the provisions hereof will not, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any of the Organizational Documents of such Stockholder Signatory (if applicable), (ii) any Law or Governmental Order applicable to such Stockholder Signatory, or (iii) any Contract to which such Stockholder Signatory is a party, except in the case of clause (iii) where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

2.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Letter hereto as supplemented or amended in accordance with the terms hereof), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or representatives. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Letter hereto as supplemented or amended in accordance with the terms hereof), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any representative of the Company or any of its Affiliates).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and to the Stockholder Signatories as follows:

3.1 Organization and Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power to own its properties and to carry on its business as it is now being conducted. Neither Parent nor Sub is in violation of any of the provisions of its Organizational Documents. Parent owns of record and beneficially all of the outstanding capital stock of Sub free and clear of all Encumbrances other than Permitted Encumbrances.

3.2 Authority.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub.

(b) This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of Parent and Sub Enforceable against Parent and Sub, respectively, in accordance with its terms.

3.3 Non-Contravention.

(a) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Organizational

Documents of Parent and Sub, as amended to date, or (ii) any Contract to which Parent or Sub is a party or applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act and the expiration or early termination of the applicable waiting period under the HSR Act, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

3.4 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.5 Capital Resources. Parent has cash and cash equivalents on hand or readily available and Parent and Sub collectively will have at the Effective Time, cash and cash equivalents, that are sufficient to pay the Total Consideration.

3.6 Litigation. As of the date of this Agreement, (a) there is no Action pending against, or, to the knowledge of Parent, Threatened against Parent or any of its subsidiaries, and which, if adversely determined Parent believes as of the date of this Agreement would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby and (b) to the knowledge of Parent, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that Parent believes as of the date of this Agreement would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Parent, Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or its subsidiaries or the transactions contemplated by this Agreement, and Parent and Sub disclaim any other representations or warranties, whether made by Parent, Sub or any of their respective Affiliates or representatives. Except for the representations and warranties contained in this Article III, Parent and Sub hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any representative of Parent, Sub or any of their respective Affiliates).

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company and to cause its subsidiaries to conduct their respective businesses in the Ordinary Course of Business, including with respect to the allocation of employees and other resources to execute on existing SKU plans, except (a) with the prior written consent of Parent or (b) as specifically required by this Agreement. The Company agrees to use all reasonable efforts to comply in all material respects with applicable Law, to pay or perform all material obligations (including Tax obligations and Contract obligations) when due, to preserve or renew existing insurance coverage, material Permits and Registered Intellectual Property, and to preserve intact the present business organizations of the Company, keep available the services of the present officers and other employees and consultants of the Company and its subsidiaries, preserve the Company’s assets and technology and preserve the material relationships of the Company and its subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. Subject to compliance with applicable Law, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent to meet with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and its subsidiaries and the general status of the ongoing operations of the Company and its subsidiaries. The Company shall assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any Person in connection with, or terminate as a result of the consummation of, the Merger. Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent, (ii) as otherwise set forth in Schedule 4.1, or (ii) as specifically required by this Agreement, neither the Company nor any of its subsidiaries shall from and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time:

(a) amend its Organizational Documents;

(b) enter into any new Material Contract, except (A) Contracts providing for the outsourced development (including motion capture, 3D scanning, voice over, music, sound effects, audio, art, programming, quality assurance and testing, cinematics, animation, web design, localization, design and community support) of all or a portion of any Company Product that do not provide for aggregate payments by the Company and its subsidiaries to any third party of more than $100,000 per such Contract or $1,000,000 in the aggregate; (B) non-exclusive licenses of third party Intellectual Property of less than $50,000 per such Contract or $250,000 in the aggregate, (C) new leases, or amendments to existing leases, with respect to the Company’s facilities in Los Angeles, California and Australia (in each case in this clause (C), on terms and conditions consistent with Schedule 4.1(b), and (D) employment agreements, offer letters, compensation arrangements relating to employees or stock option agreements that are not otherwise prohibited by this Section 4.1;

(c) except as required by their terms, amend, terminate or modify any Material Contract;

(d) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the direct or indirect benefit of any Person, or enter into any agreement or arrangement with, any Affiliated Person, other (i) than routine travel and business expense advances made to directors or employees in the Ordinary Course of Business and (ii) loans made in the Ordinary Course of Business to employees, excluding officers, under the Company’s existing hardship and ergonomic loan policies in amounts that do not exceed $5,000 per employee and $50,000 in the aggregate;

(e) sell, license, transfer, mortgage, encumber or otherwise dispose of any assets other than (i) non-exclusive licenses of products pursuant to end-user agreements entered into in the Ordinary Course of Business of the Company and its subsidiaries, (ii) dispositions of unused and obsolete equipment and supplies in immaterial amounts or (iii) sales of products of the Company and its subsidiaries in the Ordinary Course of Business (and in no case sell, transfer, mortgage, encumber or otherwise dispose of, or grant any exclusive license with respect to, any Company Intellectual Property);

(f) enter into or amend any Contract pursuant to which any other Person is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Parent’s business activities;

(g) declare, issue, make or pay any dividend or other distribution on its Equity Interests, whether consisting of money, other personal property, real property, Intellectual Property, or other thing of value (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent) or redeem or otherwise acquire any of its Equity Interests (other than (i) repurchases of Company Common Stock pursuant to existing compensation, benefits, option, restricted share or employment agreements or Plans existing on the date of this Agreement in connection with the termination of such employee’s employment with the Company or a subsidiary of the Company, (ii) accrual of dividends with respect to the Series C Preferred Stock pursuant to the terms of the Organizational Documents of the Company as of the date hereof or (iii) the exchange of Exchangeable Shares that are outstanding as of the date of this Agreement pursuant to the Exchangeable Share Provisions);

(h) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or file any material Tax Return or any amended Tax Return unless, except with respect to sales Tax and GST Tax Returns filed in the Ordinary Course of Business, a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to the due date for filing and the Company shall in good faith consider any comments provided by Parent thereon and include any such comments that are reasonable;

(i) issue any Equity Interests other than (i) Company Options in the Ordinary Course of Business after the date hereof to purchase no more than 800,000 shares to newly-hired or existing employees who are not either (A) managers of people or projects or (B) individual contributors with an annual base salary of more than $125,000 (all such grants pursuant to (y) shall be in accordance with guidelines previously provided to Parent, be at a per share exercise price equal to the Common Consideration Per Share rounded up to the nearest whole cent and be subject to the terms contained in the form of option agreement set forth in Exhibit G (except for such variations therefrom as are necessary to comply with applicable local law) and (ii) Company Common Stock issuable upon (A) the exercise of Company Options and/or Company Warrants outstanding on the date of this Agreement and pursuant to the terms of such Contracts as in effect on the date of this Agreement or (B) the exchange of Exchangeable Shares that are outstanding as of the date of this Agreement pursuant to the Exchangeable Share Provisions;

(j) (i) hire any additional officers or other employees who are either (A) managers of people or projects or (B) individual contributors with an annual base salary of more than $125,000, (ii) hire or engage other employees except (A) to the extent necessary to fill open staffing positions or near-term staffing projections as set forth in Schedule 4.1(j) in the Ordinary Course of Business, but in no event in an aggregate number of individuals that would cause the Company’s total number of employees and individual consultants to exceed 873 in the aggregate, (iii) enter into (other than as required by applicable Law and except with respect to (A) offer letters for new hires for at-will employment with respect to US employees with no severance or termination pay due upon termination of employment and (B) offer letters or employment agreements for new hires in jurisdictions outside the US under the terms of the standard employment agreements or offer letters, as the case may be, used by the Company in such jurisdiction each as provided to Parent by the Company), amend or extend the term of any employment with any employee or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law);

(k) (i) except as required by applicable Law or any Plan, grant to any officer or employee (A) any increase in base compensation (other than periodic increases of base salary or hourly compensation to any employee in the Ordinary Course of Business who is not a founder of the Company provided that no individual employee at the Company’s Menlo Park headquarters will receive an increase greater than 10% and provided further that the Company’s Chief Executive Officer and Chief Financial Officer are not eligible for any increase), (B) other cash compensation (other than (1) the bonus payments or awards in the amounts and to the persons set forth on Schedule 4.1(k)(i) (the “Retention Bonus Payments”), (2) the bonus payments or awards in the amounts and to the persons set forth on Schedule 4.1(k)(ii) (the “New Hire Bonus Payments”) (3) annual calendar year-end bonus payments pursuant to the Company’s FY08 Bonus Plan (as provided to Parent) not to exceed $5,200,000 in the aggregate, (4) spot bonus payments in accordance with the Company’s Spot Bonus Plan (as described to Parent) not to exceed $300,000 in the aggregate and (5) subject to the consent of the Parent, which will not be unreasonably withheld, such other bonus payments made in the Ordinary Course of Business) or (C) any severance or termination pay (other than as required pursuant to applicable law, any Contract or in the Ordinary Course of Business to employees); (ii) grant any equity or equity-based awards or profit participation to any employee (other than as expressly permitted in Section 4.1(i)); or (iii) except as expressly permitted in this Section 4.1, establish, adopt, materially amend or terminate in any respect any agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement other than in the Ordinary Course of Business;

(l) incur or assume any Indebtedness (other than pursuant to the Loan Agreement);

(m) enter into any Contract of a type requiring the obligation thereunder to be capitalized in accordance with GAAP other than capital expenditures permitted under Section 4.1(t);

(n) terminate or waive any right of substantial value;

(o) change accounting methods or practices (including any change in depreciation or amortization policies), except in each case as required by changes in GAAP;

(p) enter into any agreement for the purchase or sale of any real property;

(q) materially change the manner in which it provides warranties, discounts and credits to customers;

(r) discharge or otherwise obtain the release of any Encumbrance or pay or otherwise discharge any Liability, other than current Liabilities incurred in the Ordinary Course of Business;

(s) create or incur any Encumbrance (other than Permitted Encumbrances) on any asset or properties (whether tangible or intangible) of the Company or any of its subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(t) make any capital expenditures, capital additions or capital improvements in excess of $50,000 per month, other than capital expenditures provided for on the Company’s capital expense budget set forth on Schedule 4.1(t);

(u) settle or agree to settle any pending or Threatened Action;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire outside of the Ordinary Course of Business or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries, taken as a whole;

(w) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business; or

(x) except as otherwise specifically provided by this Agreement, agree to or make any commitment, whether in writing or otherwise, to take any actions prohibited by this Section 4.1.

4.2 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the individuals listed on Schedule 4.2. Any of the parties set forth on Schedule 4.2 may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 9.1.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Company Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company, the Stockholder Representative and each Stockholder Signatory who is or is affiliated with a founder of the Company shall and shall cause to be delivered to Parent a true, correct and complete copy of the Initial Stockholder Consent and such other stockholder consents (including requisite consents to cause the Series A Preferred Stock and Series B Preferred Stock to be voted), constituting and evidencing the adoption of this Agreement, the approval of the Merger and the transactions contemplated by this Agreement. The Company and such Stockholder Signatories have all power and control to accomplish the foregoing.

(b) To the extent required by Delaware Law, the Company shall promptly deliver to any Company Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders, which notice shall constitute the notice to Company Stockholders required by applicable law that appraisal rights may be available to Company Stockholders.

(c) Promptly following the execution of this Agreement, but in no event later than the earlier of (i) fifteen (15) Business Days after the date of this Agreement and (ii) five (5) Business Days prior to the Closing Date, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement. The Company will comply with the terms of any such waivers of payments and/or benefits executed by such affected individuals.

(d) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the 280G Approval (the “Soliciting Materials”), shall be subject to review and approval by Parent (not to be unreasonably withheld or delayed). Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to by Parent prior to such inclusion, except as required pursuant to applicable law.

(e) The Company shall obtain the Requisite Stockholder Approval to approve of the Merger, and the transactions contemplated hereby and thereby, to adopt this Agreement and to enable the Closing to occur as promptly as practicable following the date of this Agreement, subject to Section 1.2.

(f) The board of directors of the Company shall not withdraw, alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby nor its recommendation to the Company Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby.

5.2 Access to Information. Consistent with applicable Law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during normal business hours and with reasonable advance notice) during the period from the date of this Agreement and prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) to the extent reasonably necessary or useful pursuant to or in furtherance of a plan of integration, the current Company Employees; provided, however, that nothing will require the Company to permit such access to the extent it would (i) require the Company or any of its subsidiaries, as determined in good faith by the Company, to disclose information subject to attorney-client privilege or that would conflict with confidentiality obligations of the Company or any of its subsidiaries under any Contract, or (ii) violate applicable Law; provided further, however, that Parent and the Company each agree to use all reasonable efforts to establish a process that, through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ‘clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company, will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.2 in a manner that allows the Company to comply with applicable Law and confidentiality obligations or preserve the Company’s attorney-client privilege, as the case may be. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) that are in the possession of the Company or its subsidiaries promptly upon any reasonable request and to use all reasonable efforts to provide Parent and its accountants, counsel and other representatives such other internal financial statements (including Tax Returns and supporting documentation) as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 or any other provision of this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the letter agreement effective as of July 9, 2007 (the “Confidential Disclosure Agreement”), between the Company and Parent.

5.4 Public Disclosure. Neither the Company nor the Company Stockholders shall (nor will they permit, as applicable, any of their respective officers, directors, members, stockholders, agents,

representatives or Affiliates to), directly or indirectly, issue any press release or other public statement or communication regarding the subject matter of this Agreement or the transactions contemplated hereby, without the written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Parent shall not (nor will it permit any of its officers, directors, stockholders, agents, representatives or Affiliates to), directly or indirectly, issue any press release or other public statement or communication regarding the subject matter of this Agreement or the transactions contemplated hereby, without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Section 5.4 shall not prevent Parent from issuing any statement or communication that Parent determines is (i) necessary to comply with applicable securities laws, (ii) necessary to comply with the rules of the Nasdaq Global Select Market, or (iii) is reasonably necessary in response to an inquiry by or a public statement or announcement made by any third Person with respect to the transactions contemplated by this Agreement provided that, solely with respect to the preceding clause (iii), Parent agrees to provide the Company with reasonable advance notice of such statement or communication and an opportunity to review and comment thereon. Notwithstanding the foregoing, this Section 5.4 shall not prevent the Company from issuing any statement or communication that the Company determines is necessary to comply with applicable securities laws provided that the Company agrees to provide Parent with reasonable advance notice of such communication and an opportunity to review and comment thereon.

5.5 All Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement, subject to Section 1.2, for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use all other reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

5.6 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other of: (a) the occurrence of any breach of their respective representations, warranties or covenants of which they are aware that the Company believes is likely to cause any condition contained in Article VI to not be satisfied at the Closing and (b) the receipt by the Company or any of its subsidiaries of any actual, or to the Knowledge of the Company, Threatened material Action against the Company or its subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or Parent pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Letter, any representation or warranty or covenant or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Treatment of Company Options and Company Warrants. Subject to the review and approval of Parent, which approval shall not be unreasonably withheld, the Company shall take all actions necessary to effect the provisions set forth in Section 1.6 under all Company Options and Company Warrants, including any necessary amendments to any Company Options or Company Warrants and the delivery of all required notices under such Company Options or Company Warrants, as applicable.

5.8 Employee Matters.

(a) With respect to Continuing Employees, the Company shall, at Parent’s request, assist Parent and its subsidiaries with its efforts to enter into an offer letter and related agreements (or similar documents) with such Company Employees as soon as practicable after the date of this Agreement and in any event prior to the Closing Date. With respect to matters described in this Section 5.8, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to the Company Employees.

(b) To the extent Parent elects to have Continuing Employees, and their eligible dependents where applicable, participate in Parent’s employee benefit plans, programs or policies following the Closing Date, (i) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such plans, programs and policies for years of service with Company (or any of its subsidiaries) prior to the Closing Date, provided such credit does not result in duplication of benefits, and (ii) Parent, to the extent required by applicable Law and as permitted by the terms of the applicable group health plans, will give credit for any co-payments or deductibles paid during the year in which the Closing Date occurs and will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived.

(c) Parent shall file with the SEC promptly following the Closing Date (and in any event within ten (10) Business Days after the Closing Date) a registration statement on Form S-8 that registers under the Securities Act the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent pursuant to this Agreement.

(d) Nothing contained in this Section 5.8 shall in any way alter the at-will employment status of any of the Company’s or its subsidiaries’ employees whose employment is currently “at-will”.

(e) THE PROVISIONS OF THIS SECTION 5.8 ARE NOT INTENDED TO AND DO NOT CONFER UPON ANY PERSON THIRD PARTY BENEFICIARY RIGHTS, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY.

5.9 Consents. The Company shall use all reasonable efforts to deliver all necessary notices and obtain all necessary consents, waivers and approvals of any parties to any of its or its subsidiaries’ Contracts as are (a) required thereunder in connection with the Merger so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time or (b) requested by Parent in writing to the extent that it would be required for any post-Merger assignment to Parent or its Affiliates for any such Contracts to remain in full force and effect or otherwise not be breached (it being understood that Parent will reimburse the Company for any reasonable out-of-pocket costs and expenses incurred and documented by the Company in connection with delivering all necessary notices and obtaining all necessary consents, waivers and approvals pursuant to clause (b) to the extent that such costs and expenses represent non-deminimus additional cost and expense relative to the costs and expenses to be incurred in connection with clause (a)). For the avoidance of doubt, it is acknowledged and agreed that the covenant in the preceding sentence to use all reasonable efforts to obtain consents, waivers and approvals does not constitute a guarantee that any or all such consents, waivers and approvals will be obtained. Parent and the Company shall discuss and agree on a process to send such notices and seek such consents prior to the Company contacting third Persons to obtain such consents. Such notices, consents, waivers and approvals shall be in a form acceptable to Parent. No party shall be obligated to pay any consideration to any third party from whom such consent or approval is requested and the Company shall not make any payments to the other party to any such Contract or enter into any amendment or modification to any Contract in connection with obtaining such consents, waivers and approvals without Parent’s prior written consent (it being acknowledged and agreed that any such payment which is made by the Company with Parent’s prior written consent shall not constitute Third Party Expenses of the Company).

5.10 Terminated Agreements. The Company shall cause each of the agreements listed on Schedule 5.10 (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and none of the Surviving Corporation any of its subsidiaries will incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. All payments payable or incurred by the Company or its subsidiaries or anticipated to be incurred or payable after the Closing arising from the Terminated Agreements shall be reflected on the Statement of Expenses. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

5.11 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company and each of its subsidiaries to execute a resignation letter in the form attached hereto as Exhibit H (the “Director and Officer Resignation Letter”), effective as of the Effective Time or to otherwise cause any such officer and director to be removed from such office, effective as of the Effective Time, unless otherwise requested in writing by Parent prior to the Closing.

5.12 Expenses. Except as provided in Section 5.9, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred (including, with respect to the Company, fees or expenses paid or payable to Elevation Management, LLC at any time on or after August 1, 2007 to the extent such fees or expenses exceed $3,740,000) by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses (it being understood that the amount of any fees and expenses paid or payable by the Company (i) to Parent or its subsidiaries pursuant to Section 9.3 of the Loan Agreement, (ii) to Cooley Godward Kronish LLP in connection with the negotiation and effectuation of the terms and conditions of the Management Retention Agreements (but only to the extent incurred on or prior to October 4, 2007) and (iii) that are incurred solely as a result of actions taken after the Effective Time, in each case shall not be Third Party Expenses). It is also understood that the amount of such Third Party Expenses set forth in the Statement of Expenses will reduce the amount of Common Consideration on a dollar-for-dollar basis. The Company shall provide Parent with a statement of Estimated Third Party Expenses showing reasonable detail of both the paid and unpaid Third Party Expenses incurred and expected in good faith to be incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing) not less than two (2) Business Days prior to the Closing Date in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by the Company’s Chief Executive Officer (the “Statement of Expenses”). Prior to the Closing, the Company will obtain and deliver to Parent final invoices reflecting all unpaid Third Party Expenses indicating that upon payment of such amounts, no additional amounts are due. At or prior to the Closing, Parent will advance to the Company the funds necessary to pay all unpaid Third Party Expenses set forth on the Statement of Expenses at the Closing, or as promptly as practicable thereafter.

5.13 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent two (2) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) signed by the Chief Executive Officer of the Company as of the Closing, which shall include as of immediately prior to the Effective Time, with respect to each Company Stockholder, holder of Company Options and holder of Company Warrants and each holder of record of Exchangeable Shares, (i) such Person’s address on the Company’s corporate records, (ii) the number of shares of Company Capital Stock, Company Options, Company Warrants and Exchangeable Shares owned of record by such Person, (iii) the respective certificate number(s) representing such shares or Exchangeable Shares (as applicable), (iv) the respective date(s) of acquisition of such shares or Exchangeable Shares or grant of such Company Options or Company Warrants, (v) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares, Exchangeable Shares Company Options and Company Warrants, (vi) the vesting provisions (including events that would trigger acceleration of vesting either upon the occurrence of an intervening event, the passage of time, or both), if any, of such shares of Company Capital Stock, Exchangeable Shares, Company Options and Company Warrants, and (vii) with respect to Stockholder Parties, each such Stockholder Party’s Pro Rata Share, as of the Closing Date. The Stockholder Representative will provide to Parent prompt updates to each such Stockholder Party’s Pro Rata Share following the Closing Date to the extent that there are any changes thereto of which the Stockholder Representative is aware.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treas. Reg. Section 1.1445-2(c)(3).

5.15 Payoff Letters. Prior to the Closing, the Company shall provide to Parent the Payoff Letters.

5.16 Termination of Benefit Plans.

(a) Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Plans that are intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such other Plan(s) as Parent may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten (10) Business Days prior to the Closing Date.

(b) As soon as practicable following the Closing Date, and pursuant to the terms of the Parent’s 401(k) plan (including eligibility requirements and open enrollment periods), Continuing Employees shall be permitted to participate in Parent’s 401(k) plan.

(c) To the extent not terminated pursuant to Section 5.16(a), Parent retains the right to terminate any Plans after the Closing Date, except as required by applicable Law.

5.17 Financial Statements. From the date of this Agreement until the Effective Time, the Company shall deliver to Parent within forty (40) days after the end of each fiscal quarter of the Company ending after the date hereof, unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for each such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of such quarterly period. From the date of this Agreement until the Effective Time, the Company shall deliver to Parent within thirty (30) days after the end of each month ending after the date hereof, unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for each such monthly period and for the period from the beginning of the fiscal year to the end of such month, and the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of such month. Within three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a good faith estimate of the unaudited consolidated balance sheet of the Company and its subsidiaries as of the Closing Date (the “Estimated Balance Sheet”) based on the unaudited consolidated balance sheet as of the end of the month immediately preceding the Closing Date (the “Prior Balance Sheet”) with estimated changes shown to such Prior Balance Sheet on a line item-by-line item basis (it being understood that the Indemnified Parties shall not be entitled to indemnification under Section 7.2 for inaccuracies in the Estimated Balance Sheet).

5.18 Exchangeable Shares.

(a) Subject to the rights of recipients of the Tender Offer to accept the Tender Offer, the Company shall cause the board of directors of Exchangeco to establish a Redemption Date (as defined in the Exchangeable Share Provisions) and cause Exchangeco to deliver, at least thirty (30) days prior to the Closing Date, to each of the holders of Exchangeable Shares a written notice (the “Exchange Notice”) pursuant to clause (c) of the definition of “Redemption Date” in the Exchangeable Share Provisions, which shall provide for the redemption by Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions of all but not less than all of the then outstanding Exchangeable Shares on the Closing Date but immediately prior to the Effective Time pursuant to Article 7 of the Exchangeable Share Provisions. Prior to the proposed redemption of the Exchangeable Shares contemplated by the immediately foregoing sentence and subject to the rights of recipients of the Tender Offer to accept the Tender Offer, the Company shall or shall cause Callco to exercise the Redemption Call Right (as defined in the Exchangeable Share Provisions) pursuant to Section 7.2 of the Exchangeable Share Provisions to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Company or an Affiliate (as defined in the Exchangeable Share Provisions) of the Company) on the Closing Date but immediately prior to the time on the Redemption Date set out in the Exchange Notice of all but not less than all of the Exchangeable Shares held by such holders on payment by the Company or Callco of an amount per Exchangeable Share equal to one share of Company Common Stock (the foregoing, the “Exchange”). The Company agrees to take or cause Callco to take all actions necessary to be taken by the Company pursuant to Section 7.2 of the Exchangeable Share Provisions in connection with the exercise of its Redemption Call Right in order to acquire all outstanding Exchangeable Shares as contemplated by the immediately foregoing sentence.

(b) The Company shall or shall cause Callco, at such times and in such manner as Parent may reasonably request prior to the completion of the Exchange in accordance with the terms and conditions hereof, to commence an offer to purchase all unvested Exchangeable Shares that are Unvested Equity Consideration (as defined in the Combination Agreement) as of the date of completion of the Tender Offer (“Unvested Exchangeable Shares”) and that are held by residents of Canada that are not “U.S. Persons” (“Eligible Holders of Exchangeable Shares”) as defined in Regulation S promulgated by the SEC or held on their behalf by the trustee in accordance with the Escrow Agreement, pursuant to such documentation as Parent may provide (the “Tender Offer”). The terms of the Tender Offer shall permit such Eligible Holders of Exchangeable Shares to elect to sell their Unvested Exchangeable Shares to the Company or Callco, as the case may be, immediately prior to the Exchange in exchange for the delivery to such Eligible Holders of

Exchangeable Shares of non-transferable rights to receive payment equal to the Common Consideration Per Share from Parent or its designee (as evidenced by a promissory note or similar instrument bearing interest at a rate equal to four percent (4%) per annum) at the same respective times set out in Section 2.6 of the Combination Agreement and subject to the same conditions, as the Exchangeable Shares tendered would have vested if not tendered. The Company shall, and shall cause its subsidiaries to, provide all assistance reasonably requested by Parent and its representatives in connection with the Tender Offer, including distributing materials in connection with the Tender Offer to Eligible Holders of Exchangeable Shares, holding explanatory meetings for the benefit of such holders (outside of the United States) in compliance with applicable Law and collecting certificates and other documents of transfer from such holders in connection with the Tender Offer. For the avoidance of doubt, the Company shall cause its subsidiaries not to exchange any Exchangeable Shares acquired in the Tender Offer for Company Common Stock in the Exchange. Any documents delivered to holders of Unvested Exchangeable Shares in connection with the Tender Offer (including the promissory note or similar instrument associated therewith) shall be subject to the prior review of the Company, and Parent shall consider in good faith and include any reasonable comments of the Company in such documents.

(c) Concurrently with the execution of this Agreement, the Company shall cause the Combination Agreement and that certain Escrow Agreement dated as of November 22, 2005 (the “Escrow Agreement”) by and among the Company, U.S. Bank National Association and the two “Representatives” named therein shall be amended pursuant to the amendment agreement attached as Exhibit I (the “Escrow and Combination Agreement Amendment”) so as to, among other things, permit the Tender Offer to be effected. Immediately prior to the Effective Time, Exchangeco shall be recapitalized so that any Exchangeable Shares held by the Company or Callco as a result of the Exchange or the Tender Offer are converted into ordinary shares of Exchangeco in a manner determined by Parent and reasonably acceptable to the Company.

5.19 Indemnification and Insurance.

(a) Indemnification and Advancement. From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to honor the indemnification and advancement of expenses obligations of the Company with respect to each person who served as a director or officer of the Company or its subsidiaries prior to the Effective Time (collectively, the “D&O Indemnified Parties”) to the extent that such indemnification and/or advancement of expenses obligations arose out of Contracts that were in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent as of the date of this Agreement or such indemnification and/or advancement of expense obligations arose out Organizational Documents in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent as of the date of this Agreement, and in each case, subject to applicable Law.

(b) Certificate of Incorporation and Bylaws. In furtherance and not in limitation of this Section 5.19, from and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to include and cause to be maintained in the Surviving Corporation’s Certificate of Incorporation and Bylaws for a period of at least six (6) years from and after the Effective Time, provisions regarding elimination of liability of directors, officers and employees and indemnification which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Certificate of Incorporation and Bylaws, in each case, as in effect on the date of this Agreement. Notwithstanding anything in the immediately preceding sentence to the contrary, nothing herein shall restrict Parent’s ability to dissolve the Surviving Corporation or otherwise cause it to be merged with or into another entity for valid business reasons provided that should any such action reduce the indemnity to which any D&O Indemnified Party is entitled to hereunder, Parent shall provide such additional indemnification to the D&O Indemnified Parties as is necessary for them to be indemnified hereunder to the same extent that they would have been if such action had not been taken.

(c) Insurance. For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent may substitute therefor policies containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 200% of the per annum premium rate paid by the Company and its subsidiaries as of the date of this Agreement for such policies, then Parent shall only be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate; provided further, that Parent may satisfy its obligations under this Section 5.19(c) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) Enforceability. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Parties (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.19 applies shall be third party beneficiaries of the applicable clauses of this Section 5.19).

5.20 Restrictions on Transfer. Each Stockholder Party agrees that, during the period from the date of this Agreement through the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII, (a) such Stockholder Party shall not cause or permit any Transfer (as defined below) of any of its Company Capital Stock, except to any Permitted Transferee (as defined in the Third Amended and Restated Stockholders Agreement, dated as of January 16, 2007 (the “Stockholders Agreement”), between the Company and the other parties thereto and in the Amended and Restated General Stockholders Agreement, dated as of July 18, 2006 (the “GSA”), between the Company, Exchangeco and the other parties thereto) provided that such Permitted Transferees executes and delivers to Parent a Joinder, and (b) such Stockholder Party shall not deposit (or permit the deposit of) any of its Company Capital Stock in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Company Capital Stock. For purposes of this Section 5.20, a Person shall be deemed to have effected a “Transfer” of Company Capital Stock if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Company Capital Stock or any interest therein or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Company Capital Stock or any interest therein.

5.21 Exercise of Drag-Along Rights. The Stockholder Representative agrees to deliver, no later than ten (10) Business Days after the date hereof, a Drag-Along Notice (as defined in the Stockholders Agreement and the GSA) to the address on the books and records of the Company of each of the other holders of Company Capital Stock that is party to the Stockholders Agreement or the GSA and holds Eligible Share Equivalents (as defined in the Stockholders Agreement and the GSA), which Drag-Along Notices shall apply to the Eligible Share Equivalents and shall require such holders to, among other things, execute and deliver to Parent prior to the Effective Time a joinder substantially in the form attached as Exhibit J (the “Joinder”) and execute and deliver to Parent a release in the form of Section 9.6 immediately prior to the Effective Time. Following the delivery of such Drag-Along Notice, the Stockholder Representative agrees to make such additional follow up demands of holders of Company Capital Stock that have not complied therewith as Parent may reasonably request. In addition, following the Effective Time, the Stockholder Representative agrees to use all reasonable efforts to enforce its contractual rights to cause other former holders of Company Capital Stock who are parties to the Stockholders Agreement or the GSA to comply with the Drag-Along Notice upon Parent’s request.

5.22 Conversion of Callco to Unlimited Liability Company; Other Restructuring. Upon the request of Parent no later than ten (10) Business Days prior to the Closing Date, the Company shall cooperate in any proposed restructuring of the Company or its subsidiaries, including the amalgamation, prior to Closing, under Canadian Law of Callco, with an unlimited liability company formed under the Laws of Alberta, Canada (“ULC”) and owned by the Company, and taking all necessary actions to cause ULC to be treated as an entity disregarded from its owner for U.S. federal income tax purposes; provided that any such restructuring shall not reduce the Common Consideration to be paid pursuant to Section 1.6(b)(iv). Notwithstanding anything to the contrary herein, the Company shall not be required to take any action pursuant to this Section 5.22 (other than the Callco amalgamation described above) that would (a) have or reasonably be expected to have an adverse effect on the Company, its subsidiaries or any Company Stockholder (including the holders of Exchangeable Shares), or (b) (i) conflict with or violate the Company’s Organizational Documents or any Law or (ii) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its subsidiaries is a party. Any and all actions undertaken by the Company at the direction of Parent pursuant to this Section 5.22 shall not constitute a breach by the Company of any representation, warranty or covenant made by the Company pursuant to this Agreement.

5.23 Section 116 of the Income Tax Act (Canada) Withholding.

(a) Each holder of Exchangeable Shares that is a non-resident person within the meaning of Section 116 of the Income Tax Act (Canada) (a “Non-Resident Exchangeable Shareholder”) shall deliver to Callco or the Company a certificate issued by the Minister of National Revenue (Canada) specifying a certificate limit in an amount that is not less than the amount of the applicable consideration paid for the Exchangeable Shares held by such Non-Resident Exchangeable Shareholder (the “Non-Resident Exchangeable Shareholder Purchase Price”).

(b) In the event that a Non-Resident Exchangeable Shareholder does not comply with the requirements in paragraph (a) above, Callco or the Company shall, on the Closing Date, withhold twenty five percent (25%) of the Non-Resident Exchangeable Shareholder Purchase Price and shall convert such amount into Canadian dollars on the Closing Date. The amount withheld and converted into Canadian dollars is referred to as the “116 Withheld Amount”. The exchange rate at which Callco or the Company is able to convert the withheld amount into Canadian currency is referred to herein as the “FOREX Rate”. The Non-Resident Exchangeable Shareholder Purchase Price converted into Canadian currency at the FOREX Rate is referred to herein as the “Canadian Dollar Purchase Price” and (i) if, prior to the 26th day of the month following the month in which the Closing Date occurs, the Non-Resident Exchangeable Shareholder delivers to Callco or the Company a certificate of compliance issued by the Minister of National Revenue under subsection 116(4) of the Income Tax Act (Canada), then Callco or the Company shall pay forthwith to the Non-Resident Exchangeable Shareholder the 116 Withheld Amount and the US dollar equivalent of the amount paid (converted at the inverse of the FOREX Rate) shall be credited to Callco or the Company as payment on account of the Non-Resident Exchangeable Shareholder Purchase Price, (ii) if, prior to the 26th day of the month following the month in which the Closing Date occurs, the Non-Resident Exchangeable Shareholder has delivered to Callco or the Company a 116(2) Certificate, then Callco or the Company shall (A) remit, (on behalf of the Non-Resident Exchangeable Shareholder) to the Receiver General of Canada, twenty-five percent (25%) of the amount, if any, by which the Canadian Dollar Purchase Price exceeds the amount of the certificate limit set out in the 116(2) Certificate and the US dollar equivalent of the amount remitted (converted at the inverse of the FOREX Rate) shall be credited to Callco or the Company as payment on account of the applicable Non-Resident Exchangeable Shareholder Purchase Price and (B) pay to such Non-Resident Exchangeable Shareholder the balance, if any, of the 116 Withheld Amount and the US dollar equivalent of the balance paid (converted at the inverse of the FOREX Rate) shall be credited to Callco or the Company as payment on account of the applicable Non-Resident Exchangeable Shareholder Purchase Price or (iii) if neither a 116(4) Certificate nor a 116(2) Certificate has been delivered to Callco or the Company by the Non-Resident Seller in accordance with Clause (i) or (ii) of this Section 5.23 prior to the 26th day of the month following the month in which the Closing Date occurs, (or such later time if the Canada Revenue Agency confirms in writing that it will not enforce the remittance of funds as required by subsection 116(5) of the Income Tax Act (Canada)), then Callco or the Company shall remit the 116 Withheld Amount (or such lesser amount as would be required by the Canada Revenue Agency to issue the 116(4) Certificate) in respect of such Non-Resident Exchangeable Shareholder to the Receiver General of Canada forthwith and such amount shall be credited to the Non-Resident Exchangeable Shareholder as payment on account of the Non-Resident Exchangeable Shareholder Purchase Price, at the inverse of the FOREX Rate.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Regulatory Approvals/HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants of the Company. (i) The representations and warranties of the Company in this Agreement (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein), other than those made in Sections 2.2 and 2.19 (A) shall have been true and correct on the date they were made (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) and (B) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date), except in each case for such failures to be true and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect, (ii) the representations and warranties of the Company in Sections 2.2 and 2.19 (A) shall have been true and correct in all material respects on the date they were made (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) and (B) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date), and (iii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing.

(b) Stockholder Approval. Company Stockholders constituting the Requisite Stockholder Approval shall have adopted this Agreement, and approved the Merger and the transactions contemplated hereby.

(c) 280G Stockholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employee, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) voted and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect so such “parachute payments.”

(d) Exercise or Termination of Company Warrants. The Company shall have taken all necessary actions, if any, to provide that all Company Warrants that are outstanding prior to the Effective Date shall represent at and after the Effective Time only the right to receive the consideration specified in Section 1.6(d)(ii).

(e) Actions Required with Respect to Company Options. The Company shall have taken all necessary actions to provide for the actions described in Section 1.6(d) with respect to Company Options.

(f) Actions Required with Respect to Exchangeable Shares. The Company shall have taken all necessary actions to provide for the actions described in Section 5.18 with respect to Exchangeable Shares, and that by virtue of such actions, all such Exchangeable Shares shall be held by the Company or one of its subsidiaries, as directed by Parent.

(g) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 5.12.

(h) Spreadsheet. Parent shall have received from the Company the Spreadsheet pursuant to Section 5.13.

(i) Payoff Letters. Parent shall have received the Payoff Letters, if any.

(j) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) The representations and warranties of the Company in this Agreement (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein) (A) were true and correct on the date they were made (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) and (B) are true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date

(other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date), except in each case for such failures to be true and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect; and

(ii) the Company has performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company as of or prior to the Closing.

(k) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the Organizational Documents of the Company, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Board of Directors), (iii) the valid adoption of resolutions of the Company Stockholders constituting the Requisite Stockholder Approval (whereby the Merger, this Agreement and the consummation of the transactions contemplated hereby were approved) and (iv) the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(l) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(m) Drag-Along Rights. (i) The Stockholder Representative and each of its Affiliate funds that are Company Stockholders shall have complied with its obligations in Section 5.21 in all material respects and complied in all respects with its obligations pursuant to Section 9.6 and (ii) the representations and warranties contained in Section 2.24 of Elevation Partners, L.P. and each of its Affiliate funds that are Company Stockholders shall be true and correct as though such representations and warranties were made on the Closing Date.

(n) Representations and Warranties of the Stockholder Signatories. The representations and warranties of the Stockholder Signatories set forth in Section 2.24, taken as a whole, shall have been true and correct in all material respects on the date they were made and (B) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement (without regard to any materiality qualifications or exceptions contained therein) (A) shall have been true and correct when made, and (B) shall be true and correct on the Closing Date, as though such representations and warranties were made on the Closing Date, except in each case for such failures to be true and correct as have not had, and would not reasonably be expected to have, a material adverse effect on Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement, and (ii) each of Parent and Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:

(i) the representations and warranties of Parent in this Agreement (without regard to any materiality qualifications or exceptions contained therein) (A) were true and correct when made, and (B) are true and correct on the Closing Date, as though such representations and warranties were made on the Closing Date, except in each case for such failures to be true and correct as have not had, and would not reasonably be expected to have, a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement; and

(ii) Parent and Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by Parent and Sub as of or prior to the Closing.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. Except for the representations and warranties identified in Schedule 7.1, which representations and warranties will survive indefinitely (such representations and warranties set forth in Schedule 7.1, the “Surviving Representations”), the representations and warranties contained in Article II and Article III of this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing such that no party hereto shall have any further liability or obligation with respect to such representations or warranties, except as provided in the last sentence of this Section 7.1. All covenants and other agreements of the parties set forth in this Agreement (other than those in Section 9.6) to the extent required to be performed prior to the Closing shall expire at the Closing (such that no party hereto shall have any further liability or obligation with respect to such covenants and agreements, except as provided in the last sentence of Section 7.1) and all covenants and agreements of the Parties set forth in this Agreement to the extent required to be performed after the Closing shall survive pursuant to the terms set forth herein. Notwithstanding the foregoing, no termination or expiration of any representation, warranty or covenant shall limit in any way the specific rights of indemnification set forth in Section 7.2 below (and the other provisions of this Article VII as they relate to such Section 7.2) or limit in any way any rights or remedies with regard to fraud.

7.2 Indemnification. Subject to the terms of this Article VII, following the Effective Time, each of the Stockholder Parties, severally (based on the respective Pro Rata Share of such Stockholder Party) and not jointly, will indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, costs, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred, sustained or accrued by the Indemnified Parties, or any of them (including the Surviving Corporation) as a result of the following (the “Indemnifiable Matters”):

(a) any breach of a Surviving Representation of the Company or a Stockholder Party;

(b) any willful failure by the Company or any Stockholder Party to perform or comply in any material respect with any covenant or agreement contained in this Agreement and required to be performed as of or prior to the Closing;

(c) the amount, if any, by which Third Party Expenses of the Company or its subsidiaries exceeds the amounts set forth in the Statement of Expenses (“Excess Third Party Expenses”);

(d) the amount, if any, by which any Dissenting Share Payments exceed the amount that the holder of such Dissenting Shares would have otherwise received pursuant to Section 1.6 had such holder complied with the exchange procedures set forth in Section 1.8; or

(e) any of the matters disclosed on Schedule 7.2(e).

The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation (including any of its subsidiaries) or Parent with respect to any Loss claimed by an Indemnified Party, including as a result of the application of the provisions of Section 5.19. As used in this Article VII, the term “Pro Rata Share” means, with respect to any Stockholder Party, the quotient obtained by dividing (i) the amount of the Total Consideration receivable by such Stockholder Party upon consummation of the Merger (other than any such Total Consideration payable with respect to Series C Preferred Stock) plus the amount of consideration receivable by such Stockholder Party pursuant to the Tender Offer by (ii) the amount of the Total Consideration receivable by all Stockholder Parties (other than any such Total Consideration payable with respect to Series C Preferred Stock) plus the total amount of consideration receivable by all Stockholder Parties pursuant to the Tender Offer.

7.3 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article VII by delivering to the Stockholder Representative an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related.

(b) Objecting to a Claim for Indemnification.

(i) The Stockholder Representative may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (California time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) If the Stockholder Representative does not object in writing (as provided in Section 7.3(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such

Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Company Stockholders that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

(c) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative timely delivers an Objection Notice in accordance with Section 7.3(b)(i), the Stockholder Representative and Parent shall attempt in good faith for 30 days after delivery of such Objection Notice (the “Negotiation Period”) to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties (any claims covered by such an agreement, “Settled Claims”).

(ii) If no such agreement can be reached after good faith negotiation during the Negotiation Period, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be finally settled by binding arbitration in the County of San Mateo, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(iii) Arbitration under Section 7.3(c)(ii) shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VII.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Claims determined by arbitration as provided in this Section 7.3(c) are referred to as “Resolved Claims.” Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses, to the extent that such claim has not been satisfied by cash payment which is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim specified in any Officer’s Certificate, to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment.

7.4 Third-Party Claims. With respect to a claim made by any third party against an Indemnified Party for a matter which, if adversely determined, would be indemnifiable under Section 7.2 (a “Third-Party Claim”), an Indemnified Party shall notify the Stockholder Representative in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Parties shall have been actually materially prejudiced as a result of such failure. Upon receipt of such a written notice of a Third-Party Claim, subject to the other provisions of this paragraph, the Stockholder Representative shall assume the defense and control of such Third-Party Claim and shall deliver to the Indemnified Party written notice of such assumption by the

Stockholder Representative within five (5) Business Days of its receipt of notice of such Third-Party Claim from the Indemnified Party; provided that the Indemnified Parties shall be allowed a reasonable opportunity to participate in the defense of such Third-Party Claim with their own counsel, at their own expense. None of the Stockholder Representative nor the Stockholder Parties shall seek or have any right to receive reimbursement for any expenses or losses incurred in investigating, settling or defending any Third-Party Claim. Notwithstanding the foregoing, for any Third-Party Claim which may be subject to indemnification under Section 7.2(b), Parent may, at its election, control, and if Parent so elects (which election must be made by written notice to the Stockholder Representative within five (5) Business Days of Parent’s delivery to the Stockholder Representative of notice of such Third-Party Claim), the Stockholder Representative shall not be entitled to control the defense of, such Third-Party Claim. The Stockholder Representative and Parent (as the case may be) shall act diligently and in good faith and take all steps reasonably necessary in the defense or settlement of any Third-Party Claim being controlled by or required to be controlled by the Stockholder Representative or Parent (as the case may be); in the event that the Stockholder Representative or Parent (as applicable) shall not so act, the other party may assume and control the defense or settlement of such Third-Party Claim, and the Indemnifying Parties shall indemnify the Indemnified Parties for any Losses incurred, sustained or accrued by them in connection therewith, including Losses arising from the defense, investigation and/or judgment and reasonable amounts paid in settlement thereof. Parent shall use reasonable efforts to, and shall use reasonable efforts to cause each of its respective controlled Affiliates to, reasonably cooperate in the defense of any Third-Party Claim being controlled by the Stockholder Representative in accordance with the terms hereof. The Indemnifying Party may not consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the prior written consent of Parent, provided that such consent will not be required if the Indemnifying Party is controlling the defense of such Third-Party Claim in accordance with the terms hereof and shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of the Indemnified Party affected by such Third-Party Claim. If the Stockholder Representative is diligently and in good faith defending a Third-Party Claim it is entitled to defend hereunder, no Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, such Third-Party Claim, without the prior written consent of the Stockholder Representative (which consent, if unreasonably withheld or delayed, shall not be required). In the case of a Third-Party Claim the defense of which is controlled by Parent, Parent may settle or consent to the entry of a judgment against it or any Indemnified Party without the prior written consent of the Stockholder Representative, provided that in such case, Parent shall use all reasonable efforts to deliver prior written notice to the Stockholder Representative of any such settlement effected by Parent and the Indemnified Parties shall be entitled to indemnification for amounts paid in settlement and judgment and Losses related thereto only to the extent such amounts are reasonable under the circumstances relating to the Third Party Claim.

7.5 Stockholder Representative.

(a) Elevation Management, LLC is hereby constituted and appointed as the agent and attorney-in-fact of the Company Stockholders as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to Parent in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder

Representative may not be removed unless a majority interest of the Indemnifying Parties agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Indemnifying Parties. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder in its capacity as Stockholder Representative, except to the extent it has committed fraud, gross negligence or willful misconduct. The Indemnifying Parties shall severally, and not jointly, indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholder Representative (including in connection with the defense of any Third-Party Claim pursuant to Section 7.4).

(c) A decision, act, consent or instruction of the Stockholder Representative in a matter entrusted to the Stockholder Representative by this Agreement shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d) This Section 7.5 is intended to be for the benefit of, and shall be enforceable by, any subsequent Stockholder Representative against Indemnifying Parties. Under no circumstance shall Parent or any Indemnified Party be liable to the Stockholder Representative under this Section 7.5.

7.6 Limitation of Indemnification. Notwithstanding any other provision in this Agreement to the contrary, in no event shall (i) any Indemnifying Party have any liability in excess of the aggregate Total Consideration actually received by such Indemnifying Party (other than any such Total Consideration payable with respect to Series C Preferred Stock) in connection with the consummation of the Merger, and (ii) Parent’s liability for breach of a Surviving Representation made by Parent exceed the Total Consideration less the amount of the Total Consideration payable with respect to Series C Preferred Stock.

7.7 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for federal, state, local and foreign income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

7.8 Exclusive Remedy. From and after the Effective Time, except in the case of fraud, the indemnification provisions in this Article VII shall be the Indemnified Parties’ sole and exclusive remedy, whether at law or in equity or otherwise and Parent and the Stockholder Parties each hereby waives any and all other remedies otherwise available, in each case, for all Losses arising out of the Merger, the representations and warranties of the Company and the Stockholder Parties contained herein and the covenants and agreements of the Company and the Stockholder Parties (other those contained in Section 9.6) contained herein to be performed prior to the Effective Time. For the avoidance of doubt, nothing in this Agreement will release any Person from liability or otherwise limit any remedy for fraud.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by January 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if neither it nor Sub is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within twenty (20) days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Sub contained in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within 20 days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, the Stockholder Parties, the Stockholder Representative or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement, any Related Agreements or any Certificates or other instrument delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3 (Confidentiality), 5.4 (Public Disclosure), 5.12 (Expenses), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, the Company and the Stockholder Representative. For purposes of this Section 8.3, the Company Stockholders, severally and not jointly, agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment; provided that any such amendment to Section 5.18 or Section 5.19 or that would permit the Closing to occur prior to November 23, 2007 does not adversely affect such Company Stockholder in any material respect relative to Elevation Partners, L.P. (unless such amendment has been approved in writing by holders of a majority of holders of

Company Capital Stock that are Stockholder Parties). Notwithstanding the foregoing, additional Company Stockholders and holders of Exchangeable Shares may be added as Stockholder Parties to this Agreement without the consent or additional signatures of any other party hereto, and upon delivery of an executed Joinder by such additional Stockholder Party to the Stockholder Representative, Parent and the Company, such additional holder shall be deemed to be a party hereto and the Joinder shall be a part of this Agreement.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Company Stockholders (including the Indemnifying Parties) agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Parent or Sub, to:

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, California 94065

Attention: General Counsel

Facsimile No.: (650) 628-1424

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:  Martin W. Korman

                  Todd Cleary

Facsimile No.: (650) 493-6811

Telephone No.: (650) 493-9300

(ii) if to the Company, to:

VG Holding Corp.

2800 Sand Hill Road, Suite 170

Menlo Park, California 94025

Attention: Chief Executive Officer

Facsimile No.: (650) 234-7101

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:  Richard Capelouto

                  Chad Skinner

Facsimile No.: (650) 251-5002

Telephone No.: (650) 251-5000

(iii) If to the Stockholder Representative, to:

Elevation Management, LLC

70 East 55th Street, 12 Floor

New York, New York 10022

Attention: Bret Pearlman

Facsimile No.: (212) 317-6556

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:  Richard Capelouto

                  Chad Skinner

Facsimile No.: (650) 251-5002

Telephone No.: (650) 251-5000

9.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been provided to the party to whom such information or material is to be provided (including by providing access to such information or material in an electronic data room or at the offices of the Company’s legal advisor). Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.4 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidential Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except (i) that Article VII is intended to benefit Indemnified Parties and be binding on the Company Stockholders and (ii) as expressly contemplated in Sections 5.19 and 7.5).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of Parent, the Company and the Stockholder Representative, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.6 Releases.

(a) As of the date of this Agreement (or such later date as a Stockholder Party becomes a party to this Agreement), each Stockholder Party, for itself and on behalf of its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), does hereby unconditionally and irrevocably waive, release and forever discharge the Company and each current (as of the Effective Time) and former director, officer, employee, agent or controlling stockholder of the Company and each of its subsidiaries from any and all claims, contentions, demands, debts, liabilities, agreements, costs, expenses, attorneys’ fees, damages, losses, suits, liens, actions or causes of action, whether known or unknown, whether matured or unmatured (collectively, “Stockholder Claims”), that such Relevant Person may have against the Company or a director, officer, employee, agent or controlling stockholder of the Company except, without limiting the penultimate sentence of Section 7.2, (a) for any breach of this Agreement or Related Agreement or any rights hereunder or thereunder, (b) with respect to the Contracts (or portions thereof) or other documents identified on Schedule 9.6(a) and (c) in the case of a Relevant Person who is an employee of the Company or any of its subsidiaries, for Stockholder Claims under any Plan or related to such Relevant Person’s employment with the Company or any of its subsidiaries for unpaid salary, bonus, expense reimbursement, for paid time off or other benefits in connection therewith. With respect to such Stockholder Claims, each Stockholder Party hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b) As of the Effective Time, each Stockholder Party shall provide Parent a release substantially identical to the release set forth in Section 9.6(a) effective as of the Effective Time.

(c) For the avoidance of doubt, the release contained in Section 9.6(a) shall be of no force or effect if this Agreement is terminated pursuant to Section 8.1.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (other than as provided in Article VII), agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they otherwise might have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.11 Compliance With Privacy Laws. If the Disclosing Party provides any Personal Information to the Recipient it must only be used for due diligence to evaluate whether or not to proceed with the transactions contemplated hereby, or if the determination is to proceed, for the parties to carry out and complete the transactions contemplated hereby. At all times the Personal Information will only be collected, used and disclosed for purposes consistent with the Recipient’s privacy policy and any applicable privacy legislation. If the transactions contemplated hereby are completed, the Recipient undertakes to use and disclose the Personal Information only for those purposes for which the Personal Information was initially collected from or in respect of the individuals; and, the Personal Information will only be used and disclosed solely for carrying on the business or activity or the carrying out of the objects for which the transactions contemplated hereby took place. If the transactions contemplated hereby do not proceed, or is not completed, the Recipient will either destroy the Personal Information or turn it over to the Disclosing Party.

9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and each Stockholder Party has caused this Agreement to be signed as of the date first written above or at such later date as a Stockholder Party becomes a party to this Agreement (by execution of a Joinder or otherwise).

ELECTRONIC ARTS INC.

By:	/s/ Warren C. Jenson
Name:	Warren C. Jenson
Title:	EVP, Chief Financial & Administrative Officer

VG HOLDING CORP.

By:	/s/ Greg Richardson
Name:	Greg Richardson
Title:	President

WHI MERGER CORPORATION

By:	/s/ Stephen G. Bene
Name:	Stephen G. Bene
Title:	Vice President

ELEVATION MANAGEMENT, LLC,
As Stockholder Representative

By:	/s/ Bret Pearlman
Name:	Bret Pearlman
Title:	Member

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ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P.
Its:	General Partner

By:	Elevation Associates, LLC
Its:	General Partner

By:	/s/ Bret Pearlman
Name:	Bret Pearlman
Title:	Member

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC
Its:	Manager

By:	/s/ Bret Pearlman
Name:	Bret Pearlman
Title:	Member

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

OZ MASTER FUND, LTD.

By:	OZ Management, L.L.C.
Its:	Investment Manager

By:	/s/ David Windreich
Name:	David Windreich
Title:	Authorized Signatory

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By:	OZ Advisors, L.L.C.
Its:	General Partner

By:	Och-Ziff Associates, L.L.C.
Its:	Managing Member

By:	/s/ David Windreich
Name:	David Windreich
Title:	Authorized Signatory

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ANDREW AND LISA GOLDMAN REVOCABLE TRUST

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Trustee

MAXWELL GOLDMAN CHILD TRUST

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Trustee

JACK GOLDMAN CHILD TRUST

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Trustee

JOSHUA RESNICK REVOCABLE TRUST

By:	/s/ Josh Resnick
Name:	Josh Resnick
Title:	Trustee

SAMANTHA RESNICK CHILD TRUST

By:	/s/ Josh Resnick
Name:	Josh Resnick
Title:	Trustee

ELAN RESNICK CHILD TRUST

By:	/s/ Josh Resnick
Name:	Josh Resnick
Title:	Trustee

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NATASHA RESNICK CHILD TRUST

By:	/s/ Josh Resnick
Name:	Josh Resnick
Title:	Trustee

/s/ Andrew Goldman
ANDREW GOLDMAN

/s/ Josh Resnick
JOSHUA RESNICK

/s/ Greg Borrud
GREG BORRUD

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

/s/ Raymond Muzyka
RAYMOND MUZYKA

RAM HOLDINGS, CORP.

By:	/s/ Raymond Muzyka
Name:	Raymond Muzyka
Title:

/s/ Gregory Zeschuk
GREGORY ZESCHUK

1124005 ALBERTA LTD.

By:	/s/ Gregory Zeschuk
Name:	Gregory Zeschuk
Title:

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